Exhibit 10.1

DATED 24 July 2020

GLOBAL REIT CABOT SQUARE HOLDCO S.À R.L.
as the Seller

CABOT (HK) LIMITED
as the Buyer

25 CABOT SQUARE S.À R.L. AND CABOT SQUARE RETAIL S.À R.L.
as the Companies

SALE AND PURCHASE AGREEMENT

in respect of the entire issued share capital of 25 Cabot Square S.à r.l. and Cabot Square Retail S.à r.l.

Bryan Cave Leighton Paisner LLP
Governor’s House 5 Laurence Pountney Hill London EC4R 0BR Tel: +44 (0)20 3400 1000 Fax: +44 (0)20 3400 1111

Contents

Clause    Name    Page

•Definitions and interpretation    1
•Deposit    17
•Sale of the Shares    18
•Consideration and adjustments    18
•Exchange    20
•Obligations in the Interim Period    20
•Completion    23
•Failure to Complete    24
•Effect of termination    25
•Consideration adjustment and Property related matters    25
•W&I Policy    25
•Warranties    26
•Period after Completion    27
•Payments and interest    28
•Announcements and confidentiality    29
•Entire agreement    30
•Variation    30
•Assignment    31
•Costs    32
•Severability    32
•Counterparts    32
•Notices    32
•Contracts (Rights of Third Parties) Act 1999    35
•Waiver    35
•Governing law    35
Schedule    Name    Page
1    Details of the Companies    37
1    Part 1 25 Cabot Square S.à r.l.    37
•Part 2 Cabot Square Retail S.à r.l.    37
•Exchange deliverables    38
2    Part 1 Seller exchange deliverables    38
•Part 2 Buyer exchange deliverables    39
•Obligations in the Interim Period    40
•Completion deliverables    42
4    Part 1 Seller completion deliverables    42
•Part 2 Buyer completion deliverables    44
•Warranties    46
5    Part 1 Fundamental Warranties    46
•Part 2 General Warranties    48
•Buyer Warranties    57
•Limitations    58
•Consideration adjustment    61
8    Part 1 Completion Statement    61
8    Part 2 Accounting policies    63
•Part 3 Pro-forma Completion Statement    66
•Property related matters    68

•Escrow    75
•Rent Free Top Up Calculation    89
•Additional Consideration    90
Execution Page    93

Dated 24 July 2020

PARTIES
(1)GLOBAL REIT CABOT SQUARE HOLDCO S.À R.L., a société à responsabilité limitée, incorporated and existing under the laws of Luxembourg, having its registered office at 19, rue de Bitbourg L-1273 Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B 184 815 (the “Seller”); and

(2)CABOT (HK) LIMITED, a company, incorporated in Hong Kong and registered with company number 2960921 whose registered office is at 20/F., Tower 1, The Quayside, 77 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong (the “Buyer”),

(together, the “Parties” and each a “Party”).

IN THE PRESENCE OF

(3)25 CABOT SQUARE S.À R.L., a société à responsabilité limitée, incorporated and existing under the laws of Luxembourg, having its registered office at 19, rue de Bitbourg L-1273 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 184 830 (“25CS”); and

(4)CABOT SQUARE RETAIL S.À R.L., a société à responsabilité limitée, incorporated and existing under the laws of Luxembourg, having its registered office at 19, rue de Bitbourg L-1273 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 184 836 (“CSR”).

BACKGROUND

a.The Seller is the sole legal and beneficial owner of the Shares, representing the entire issued share capital of 25CS and CSR.

b.The Seller has agreed to sell and transfer to the Buyer, and the Buyer has agreed to buy from the Seller, the Shares on the terms set out in this Agreement.

OPERATIVE PROVISIONS

•DEFINITIONS AND INTERPRETATION

c.In this Agreement:

“25CS Accounts” means the audited financial statements of 25CS as at, and for the period ending on, the Accounts Date, included as document 2.7.1.4.8 in the Data Room.

“25CS Leasehold Title” means the leasehold title to the Property registered at the Land Registry under title number EGL338282 and which is subject to the 25CS Occupational Leases.

“25CS Leasehold Title Lease” means the 200 year headlease dated 15 August 1995 made between (1) Morgan Stanley UK Group and (2) Morgan Stanley Properties Limited

“25CS Occupational Leases” means the occupational leases and such other licences and other tenancy arrangements to which the 25CS Leasehold Title is subject, together with all ancillary, collateral or supplemental agreements and which are all listed in the Agreed Form schedule of Property Documents and “25CS Occupational Lease” shall mean any one of them.

“25CS Property Interests” means (i) the legal and beneficial interest in the Freehold Title; (ii) the beneficial interest in the MS Head Leasehold Title; and (iii) the legal and beneficial interest in the 25CS Leasehold Title.

“25CS Shares” means the 11,000 shares in 25CS, having a par value of £1.00 each, representing the entire share capital of 25CS.

“Accounting Firm” means:

i.an independent firm of chartered accountants of international repute based in London agreed in writing between the Seller and the Buyer under this Agreement; or

ii.in default of agreement as to the identity of the firm of chartered accountants of international repute based in London, within five Business Days of either Party notifying the other that it requires a dispute to be referred to the Accounting Firm under Schedule 8, Part 1 (Completion Statement ), paragraph 1(e), a specific member of an independent firm of chartered accountants to be nominated on the application of both Parties to the President for the time being of the Institute of Chartered Accountants in England and Wales.

“Accounts” means the 25CS Accounts and the CSR Accounts. “Accounts Date” means 31 December 2019.
“Actual Existing Shareholder Indebtedness” has the meaning given to it in Clause 4.3.

“Additional Existing Shareholder Indebtedness” has the meaning given to it in Clause 4.3.

“Adjustment Date” means the date that is ten Business Days after the date on which the Completion Statement is agreed, deemed agreed or determined in accordance with Schedule 8 (Consideration adjustment ), or any other date agreed by the Parties in writing.

“Agreed Form” means, in relation to any document, the form of that document approved and, for identification purposes, identified as being in the agreed form by or on behalf of the Seller and the Buyer (including by exchange of emails between the Seller’s Solicitors and the Buyer’s Solicitors), as applicable, and in each case with such alterations as may be agreed in writing between the Seller and the Buyer from time to time.

“AMA” means an agreement for the management of assets and provision of technical assistance dated 19 December 2014 entered into between (1) 25CS and
(2)the Asset Manager, as amended pursuant to a deed of variation dated 10 May 2017.

“Amerigo Rent Review” means the rent review on 23 April 2020 pursuant to the Amerigo Lease.

“Amerigo Lease” means the lease dated 17 March 2017 and made between (1) Cabot Square Retail S.A.R.L. and (2) Amerigo Vespucci Limited.

“Announcement” means a statement or announcement in a form to be proposed by the Seller and agreed by the Buyer and the Seller and to be made public in respect of the transaction the subject of this Agreement.

“Applicable Law” means all laws, regulations, directives, statutes, subordinate legislation, legally binding lawful judgments, orders, notices, instructions, decisions and awards of any court or competent authority (including any Tax Authority) or tribunal, and all codes of practice having force of law which are applicable to the Seller, the Buyer or the Companies (as the case may be).

“Arrears” means all sums (including without limitation any amount in respect of rent or insurance charges, but excluding any amount in respect of VAT or service charges except service charges relating to the Shortfall) due and owing to the Companies pursuant to the Occupational Leases for which there is an entitlement to recovery, to the extent attributable to any period up to Completion, but which have not been received in cleared funds by the Companies before Completion (including for the avoidance of doubt any Rent Review Rent).

“Asset Manager” means Hines UK Limited.

“Associate” means (in relation to an undertaking) that undertaking and subsidiary undertakings and parent undertakings of that undertaking and all subsidiary undertakings of any such parent undertakings of that undertaking.

“Blocked Person” means a person or entity:

(a)listed in the "Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers" (the "OFAC List") published by the United States Office of Foreign Assets Control, as in effect from time to time, and as such lists are located on the U.S. Department of Treasury's website: http://www.treasury.gov/resource-center/sanctions/SDN- List/Pages/default.aspx;

(b)with respect to Clauses 6.5, 6.6 and 18.3 and paragraph 6 of Schedule 6, to the Buyer’s knowledge, is otherwise a person, entity or government with whom a United States person is prohibited from transacting business of the type contemplated by this Agreement, under any Applicable Laws relating to anti-money laundering, terrorism, proceeds of crime, bribery (including executive orders and US economic sanctions laws and regulation);

(c)with respect to Clauses 6.6 and 6.7 and paragraph 2(a) of Part 2 of Schedule 5, to the Seller's knowledge, is otherwise a person, entity or government with whom a United States person is prohibited from transacting business of the type contemplated by this Agreement, under any Applicable Laws relating to anti-money laundering, terrorism, proceeds of crime, bribery (including executive orders and US economic sanctions laws and regulation); or

(d)owned or controlled by, or acts for or on behalf of, any person or entity on the OFAC List.

“Bribery” means the payment or making of any bribe or other improper financial inducement to a public official or governmental employee at any time in connection with the acquisition, financing, operation or otherwise pertaining to the transaction contemplated by this Agreement and/or the Property in violation of the Foreign Corrupt Practices Act of the United States of America and the rules and regulations promulgated thereunder.

“Business Day” means a day (other than a Saturday, Sunday or bank or other public holiday either in the City of London, Hong Kong or Luxembourg) on which banks are generally open for non-automated business in the City of London, Hong Kong or Luxembourg.

“Buyer Financier” means any bona fide bank or institutional lender or any affiliate of such bank or institutional lender (in each case including any agent, trustee, nominee or custodian and including pursuant to any syndication) providing or procuring funding or refinancing to any member of the Buyer’s Group directly or indirectly related to the Property.

“Buyer’s Group” means the Buyer and each of its respective Associates including, after Completion, the Companies.

“Buyer Relevant Party” means (i) the Buyer; (ii) any officer or director of the Buyer and any manager of the Buyer with a role in the transaction contemplated by this Agreement; or (iii) any direct or indirect owner of 25% or more of the beneficial interests in the Buyer; or (iv) any group of owners (whether direct or indirect owners) of, in aggregate, 25% or more of the beneficial interests in the Buyer.

“Buyer’s Solicitors” means Mayer Brown International LLP.

“Buyer’s Solicitors’ Account” means the client account of the Buyer’s Solicitors with the following details:

Bank name:    The Royal Bank of Scotland

Bank branch:    Drummond House, 1 Redheughs Avenue, Edinburgh EH12 9JN
Sort code:    16-00-19
Account number:    12311038

Account name:    Mayer Brown International LLP Clients Account Reference:    46681/20650925
“Buyer Warranties” means the warranties set out in Schedule 6 (Buyer Warranties ) and “Buyer Warranty” shall be construed accordingly.

“Canary    Wharf    Parties”    means    Canary    Wharf    Limited,    Canary    Wharf Management Limited and Canary Wharf Investments Limited.

“Claim” means any claim (other than a Tax Claim) made by or on behalf of the Buyer against the Seller in respect of any breach of Warranty and including any payment required under Clause 14.7 in respect of any such claim.

“Closing Payment” means the Estimated NAV less each of the following:

(a)the Premium and Fees Contribution;

(b)the Escrow Amount; and

(c)the Maximum Additional Consideration.

“Companies Act” has the meaning given in section 2 of the Companies Act 2006.

“Companies” means 25CS and CSR, details of which are specified in Schedule 1 (Details of the Companies ).

“Company Service Agreements” means each of the following:

(a)a company service agreement dated 17 July 2019 entered into between (1) Hines Luxembourg Investment Management S.à r.l. and (2) 25CS;

(b)a company service agreement dated 17 July 2019 entered into between (1)
Hines Luxembourg Investment Management S.à r.l. and (2) CSR; and

(c)an amended and restated company service agreement entered into between (1) Hines Luxembourg S.à r.l., (2) 25CS, (3) CSR and (4) the Seller.

“Completion” means completion of the sale and purchase of the Shares in accordance with this Agreement.

“Completion Date” means the date of Completion.

“Completion NAV” means the aggregate net asset value of the Companies as at the Effective Time as set out in the Completion Statement.

“Completion Statement” means the aggregated statement of the financial position of the Companies as at the Effective Time prepared and agreed, deemed agreed or determined in accordance with Schedule 8 (Consideration adjustment ).

“Consideration” has the meaning given in Clause 4.1.

“Construction Documents” means the documents listed in the Agreed Form schedule of Property Documents.

“CSR Accounts” means the financial statements of CSR as at, and for the period ending on, the Accounts Date, included as document 2.7.1.4.1 in the Data Room.

“CSR Historic Leasehold Title” means the leasehold title to part of the Property as registered at HM Land Registry under title number EGL513746.

“CSR New Leasehold Title” means the leasehold title to the part of the Property demised pursuant to the CSR New Leasehold Title Lease and known as Unit 3, Cabot Square, London E14 4QA to be registered at the Land Registry and which is subject to the CSR Occupational Leases.

“CSR New Leasehold Title Lease” means the Unit 3 headlease dated 17 March 2017 made between (1) 25 Cabot Square S.A.R.L. and (2) Cabot Square Retail S.A.R.L.

“CSR Occupational Leases” means the occupational leases and such other licences and other tenancy arrangements to which the CSR New Leasehold Title is subject, together with all ancillary, collateral or supplemental agreements and which are all listed in the Agreed Form schedule of Property Documents and “CSR Occupational Lease” shall mean any one of them.

“CSR Property Interest” means CSR’s interest in the CSR New Leasehold Title, which following registration at the Land Registry will be the legal and beneficial interest.

“CSR Shares” means the 11,000 shares in CSR, having a par value of £1.00 each, representing the entire share capital of CSR.

“Current Service Charge Year” means the service charge year current at the Effective Time which commenced on 1 April 2020 and ends on 31 March 2021.

“Cut-Off Time” has the meaning given to it in Schedule 8 (Consideration adjustment ).

“Data Room” means the online data room containing documents and information relating to (among other things) the Companies and the Property as at 7:20 p.m. (BST) on 23 July 2020, hosted by the Seller’s Solicitors and as transferred on or around the date of this Agreement by electronic secure file transfer to the Buyer’s Solicitors, the contents of which is set out in the Data Room Index, access to which has been provided to the Buyer and its advisers.

“Data Room Index” means the index of the Data Room set out in or attached to the Disclosure Letter.

“Deed of Termination of AMA” means the deed of termination of the AMA in the Agreed Form.

“Deeds of Termination of Company Service Agreements” means the Agreed Form:

(a)deed of termination in respect of the company service agreement dated 17 July 2019 entered into between (1) Hines Luxembourg Investment Management S.à r.l. and (2) 25CS;

(b)deed of termination in respect of the company service agreement dated 17 July 2019 entered into between (1) Hines Luxembourg Investment Management S.à r.l. and (2) CSR; and

(c)deed of termination in respect of the company service agreement entered into between (1) Hines Luxembourg S.à r.l., (2) 25CS, (3) CSR and (4) Global REIT Cabot Square HoldCo S.à r.l.

“Deposit” means a cash sum of HK$375,000,000 (three hundred and seventy five million Hong Kong Dollars) to be held and released in accordance with Clause 2 (Deposit ).

“Disclosed” means fairly disclosed in the Disclosure Letter, in the documents listed in the Data Room Index or in the Supplemental Disclosure Letter (in respect of facts, matters or circumstances arising in the Interim Period only) in such manner and in sufficient detail as to enable a reasonable Buyer to identify and assess the nature and scope of the fact, matter or circumstance being disclosed.

“Disclosure Letter” means the letter dated the date of this Agreement (including any schedules and annexures to the letter), signed by the Seller and acknowledged as received by the Buyer, in relation to the Warranties.

“DMA” means the development management agreement in the Agreed Form to be entered into between the Companies and Hines UK Limited on the Completion Date.

“Domiciliation Agreements” means:

(a)the domiciliation agreement dated 15 July 2019 entered into between (1) Arendt Services S.A. and (2) 25CS in relation to the provision of domiciliation services to 25CS; and

(b)the domiciliation agreement dated 15 July 2019 entered into between (1) Arendt Services S.A. and (2) CSR in relation to the provision of domiciliation services to CSR.

“Draft Completion Statement” has the meaning given to that term in Schedule 8, Part 1 (Completion Statement ) paragraph 1(a).

“Effective Time” means the time immediately before Completion.

“Encumbrance” means any interest, claim, mortgage, charge, equity, pledge, security, lien, option, power of sale, restriction, right of first refusal, right of pre- emption, trust arrangement, assignment, assignment by way of security, hypothecation of other third party rights, retention of title, or any encumbrance or security interest of any kind or any other preferential arrangement (including a title transfer or retention management) having similar effect.

“Escrow Account” has the meaning given to it in Schedule 10 (Escrow ).

“Escrow Amount” has the meaning given to it in Schedule 10 (Escrow ) less any reductions in accordance with paragraph 7(d) of Schedule 9.

“Estate Service Charge” means the amount payable under the Sixth Schedule to the transfer dated 5 November 1993 between (1) 25 Cabot Square Limited and (2) each of the Canary Wharf Parties.

“Estimated Existing Shareholder Indebtedness” has the meaning given to it in Clause 4.3.

“Estimated Completion Statement” means the draft statement of the aggregate balance sheet of the Companies as at the Effective Time set out in Schedule 8, Part 3 (Pro-forma Completion Statement).

“Estimated NAV” means £107,291,319, being the aggregate estimated net asset value of the Companies at the Effective Time as shown in the Estimated Completion Statement.

“Event of Insolvency” means entry into liquidation whether compulsory or voluntary (except for the purpose of a solvent amalgamation or reconstruction), the application to the court for an administration order, the giving of a notice of appointment or intention to appoint an administrator, the making of an administration order and the appointment of a receiver or manager or administrative receiver.

“Existing Bank Debt” means the aggregate amount of principal, accrued interest, break costs, pre-payment costs, swap costs (or costs relating to any hedging instruments or financial derivatives), penalties, any fees and any other costs payable and outstanding and owed from 25CS and/or CSR to the Lender pursuant to the PGIM Facility Agreement.

“Existing Shareholder Indebtedness” means the aggregate of principal, accrued interest, break costs, swap costs, pre-payment costs, penalties, any fees and any other costs payable or outstanding and owed from 25CS to the Seller at the Effective Time (including pursuant to the novation agreement dated with effect as of 1 April 2020), each between the Seller (as lender) and 25CS (as borrower).

“Freehold Title” means the freehold title to the Property registered at the Land Registry under title number EGL317234.

“Full Title Guarantee” means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 (“LPMPA”) when a disposition is expressed to be made with full title guarantee provided that the covenants set out in sections 3 and 4(1)(b) of the LPMPA shall not extend to liability for any subsisting breach of covenant or condition relating to the state and condition of the Property transferred.

“Fundamental Warranties” means the Warranties given in Schedule 5, Part 1 (Fundamental Warranties ).

"Gym Works" means the works carried out pursuant to the Gym Works Building Contract.

"Gym Works Building Contract" means the building contract between (1) 25 CS and (2) ISG Fit Out Limited dated 20 October 2016 for the design and construction of a gym within a basement level car park including associated works to the façade, service relocations and external works at the Property.

“Headleases” means the:

(a)25CS Leasehold Title Lease;

(b)MS Head Leasehold Title Lease; and

(c)CSR New Leasehold Title Lease. “Hines Associate” means
(a)an Associate of the Seller;

(b)Hines Global;

(c)any Associate of Hines Global; and

(d)any undertaking which is controlled (within the meaning given in section 1124 Corporation Tax Act 2010) by Hines Global.

“Hines Global” means HGR Liquidating Trust, being the indirect owner of the Seller, incorporated under the laws of the state of Maryland on June 8, 2020 and to whom the assets and liabilities of Hines Global REIT, Inc. were transferred effective 30 June 2020 for the purpose of succeeding to the business of Hines Global REIT, Inc. following its liquidation.

“Indemnity Policy” means the title indemnity policy in the Agreed Form.

“Insolvency Event” has the meaning given in paragraph 1(a) of Schedule 5, Part 1 (Fundamental Warranties ).

“Insurance Policy” means such policy or policies of insurance relating to the Property as are in force at the date of this Agreement.

“Intellectual Property Rights” means, whether registered or unregistered, all copyrights, database rights, design rights, trade marks (including all goodwill in them), patents, rights in inventions, moral rights, domain names, know-how, confidential information and any other intellectual or industrial property rights subsisting anywhere in the world (including all registrations and applications for registration of any of the above).

“Interim Period” means the period from (and including) the date of this Agreement up to (and including) the Completion Date.

“Lender” means PGIM Real Estate Finance. “Luxembourg” means the Grand Duchy of Luxembourg.
“Luxembourg GAAP” means Luxembourg legal and regulatory requirements relating to the preparation and presentation of the financial statements and generally accepted accounting principles in Luxembourg, including the law of August 10, 1915, as amended and in circulars issued by supervision bodies such as the Commission de Surveillance du Secteur Financier (CSSF), Commissariat aux Assurances (CAA), Accounting Standards Board (CNC) and mandatory for adoption at the relevant date.

"Main Works" means the works carried out or to be carried out pursuant to the Main Works Building Contract.

“Main Works Building Contract” means the building contract for the design, construction, extension and refurbishment of the existing building at 25 Cabot Square, Canary Wharf, London, E14, to provide a new reception area and retail units at ground floor and office accommodation to upper floors, entered into between (1) 25 CS and CSR (as Employer), (2) Interserve Construction Limited (as Contractor) and (3) Interserve PLC (as Guarantor), dated 5 September 2017, and as amended by a Deed of Variation dated 14 November 2018.

“Management Accounts” means the trial balance sheet and income statement of each of the Companies for the three (3) months ended on 31 March 2020, as included in folder 2.7.1.2 of the Data Room.

“Management Agreements” means the following agreements, each as amended, varied or supplemented from time to time, to be terminated at Completion:

(a)the PMA;

(b)the AMA;

(c)the Domiciliation Agreements; and

(d)the Company Service Agreements.

“Material Contract” means any agreement or arrangement, other than the Occupational Leases, title documents or Construction Documents, to which the Companies are a party that:

(a)requires payments by either Company in excess of £25,000 in aggregate per annum; or

(b)cannot be performed in full within 12 months from the date it was entered into and/or is not freely terminable by the Company with three-months’ notice or less and without cost to the Company (other than outstanding rights accrued thereunder);

(c)is other than on arm’s length commercial terms or is otherwise entered into with the Seller or any member of the Seller’s Group or, in each case, any of their respective managers, officers and employees; or

(d)outside the ordinary course of its business, and which is not terminated as at Completion.
"Maximum Additional Consideration" has the meaning given in Schedule 12 (Additional Consideration).

“MS Head Leasehold Title” means the leasehold title to the Property registered at the Land Registry under title number EGL317607.

“MS Head Leasehold Title Lease” means the 999 year headlease dated 5 November 1993 made between (1) Canary Wharf Investments Limited (2) Canary Wharf Management Limited (3) Canary Wharf Limited (4) Morgan Stanley UK Holdings plc and (5) Morgan Stanley Group Inc.

“Notice of Termination of PMA” means the notice of termination of the PMA in the Agreed Form.

“Notices of Termination of Domiciliation Agreements” means the Agreed Form:

(a)notice of termination in respect of the domiciliation agreement dated 15 July 2019 entered into between (1) Arendt Services S.A. and (2) 25CS in relation to the provision of domiciliation services to 25CS; and

(b)notice of termination in respect of the domiciliation agreement dated 15 July 2019 entered into between (1) Arendt Services S.A. and (2) CSR in relation to the provision of domiciliation services to CSR.

“Occupational Leases” means the 25CS Occupational Leases and the CSR Occupational Leases and “Occupational Lease” shall mean any one of them.

“Outstanding Management Matters” means:

(a)the outstanding supplemental lease of part first floor of the Property to be entered into between (1) 25 Cabot Square S.A.R.L and (2) Morgan Stanley UK Group in the form included within the Data Room as document 2.1.3.15.2.1;

a.the outstanding deed of variation to be entered into between (1) 25 Cabot Square S.A.R.L and (2) Morgan Stanley UK Group in the form included within the Data Room as document 2.1.3.15.2.2;

b.the outstanding retrospective licences for alterations to be entered into between (1) 25 Cabot Square S.A.R.L (2) The Competition and Markets Authority and (3) The Secretary of State for Housing, Communities and Local Government in respect of the Mezzanine and Ground Floor, 7th Floor, 8th Floor and 9th Floor for (i) the staircase works and (ii) the tenant's fitting out works;

c.the outstanding retrospective licence for alterations to be entered into between (1) 25 Cabot Square S.A.R.L and (2) London Cabot Square Centre Limited in respect of the Part Ground Floor and Mezzanine Floor, Part 10th Floor, 11th Floor, 12th Floor and 14th Floor and Terrace;

d.the deeds of rectification to be entered into between (1) 25 Cabot Square
S.A.R.L (2) The Competition and Markets Authority and (3) The Secretary of State for Housing Communities and Local Government in respect of the 7th Floor, 8th Floor and 9th Floor;

e.the supplemental lease to be entered into between (1) 25 Cabot Square
S.A.R.L and (2) The Office of Road and Rail in respect of toilets on the 10th Floor;

f.a manuscript amendment to the agreement for lease dated 22 February 2019 entered into between (1) 25 Cabot Square S.A.R.L and (2) The Office of Road and Rail and as included within the Data Room as document 2.1.3.8.4;

g.wayleave agreements to be entered into between (1) 25 Cabot Square
S.A.R.L (2) Virgin Media Limited and (3) Roodlane Medical Limited relating to the Unit 4 and Unit 5 leases and as included within the Data Room as documents 2.1.3.15.1.1 and 2.1.3.15.1.2;

h.completion of the collateral warranty to be entered into between (1) TP Bennett LLP (2) 25 Cabot Square SARL and Cabot Square Retail SARL and
2.Morgan Sindall Construction and Infrastructure Limited and as included on the Data Site as document 2.4.2.12.2.24;

i.completion of a reliance letter in Agreed Form in respect of the reports (or such updated reports (if applicable)) issued by Hilson Moran as annexed to the Watts building inspection report numbered 2.1.5.10.4 within the Data Room; and

j.completion of the appointment for DP9 in relation to their report numbered
2.6.2 within the Data Room in such form as may be agreed with the Buyer (acting reasonably and without delay) (the “DP9 Appointment”).

“PGIM Facility Agreement” means the £123,750,000 facility agreement dated
26 March 2014 made between the Companies (as borrowers) and the Lender (acting as arranger, original lender, agent and security agent) as amended and restated from time to time including by a supplemental agreement dated 5 September 2017 and a supplemental agreement letter dated 26 March 2020.

“PMA” means the property management agreement dated 1 July 2016, between
(1)the Companies and (2) the Property Manager in relation to the Property.

“Premium and Fees Contribution” means a sum equal to 50% of the premium (inclusive of insurance premium tax), any fees and any tax (in each case to the extent applicable) payable under the W&I Policy, subject to a maximum aggregate cap of £250,000 and representing the total contribution by the Seller to the premium, fees and tax payable in total by the Buyer in respect of the W&I Policy.

“Property” means all that property known as 25 Cabot Square, Canary Wharf, Isle of Dogs E14 4QA and consisting of the 25CS Property Interests and the CSR Property Interest.

“Property Documents” means all the deeds and documents listed on the Agreed Form schedule of documents and any further deeds and documents entered into during the Interim Period in accordance with the terms of this Agreement.

“Property Manager” means Jones Lang LaSalle Limited.

“Property Value” means the net sum of £380,000,000 (three hundred and eighty million Pounds Sterling).

“Property Warranties” means the warranties set out at paragraph 3 (Ownership of the Property ) of Schedule 5, Part 1 (Fundamental Warranties ) and paragraph 11 (Property ) of Schedule 5, Part 2 (General Warranties ).

“Reconciliation Day” has the meaning given to it in Schedule 9 (Property related matters ), paragraph 2(a).

“Redemption Undertaking” means the undertaking agreement from the solicitors acting for the Lender in favour of the Seller’s Solicitors, the Buyer’s Solicitors and the Buyer Financier (if relevant).

“Reduced Existing Shareholder Indebtedness” has the meaning given to it in Clause 4.4.

“Release Documents” means each of the following:

(a)an English law governed deed of release in respect of the discharge in full of the Encumbrances relating to the Existing Bank Debt affecting, inter alia, the Companies and the Shares duly executed and delivered as a deed by those entitled to the benefit thereof;

(b)a Luxembourg law governed global release agreement in respect of the discharge in full of the Encumbrances relating to the Existing Bank Debt affecting, inter alia, the Companies and the Shares duly executed and delivered as a deed by those entitled to the benefit thereof; and

(c)HM Land Registry forms DS1, duly executed by the Lender as the person entitled to receive the benefit of any charges appearing on the register for the Title Numbers at HM Land Registry in respect of the Property, and “Release Document” shall mean any one of them. “Relevant Standards” means Luxembourg GAAP.
“Reliance Letters” means letters of reliance in the Agreed Form or (where not in Agreed Form prior to the date of this Agreement in such form as may be agreed with the Buyer (acting reasonably and without delay) providing reliance on each of the Reports addressed to:

(a)any member of the Buyer’s Group; and

(b)any Buyer Financier,

duly executed by the relevant consultant.

“Rent Deposit” means the rent deposit held pursuant to the Rent Deposit Deed.

“Rent Deposit Deed” means the deed of rental deposit dated 31 December 2019 made between (1) 25 Cabot Square S.A.R.L and (2) Vagabond Wines Limited.

“Rent Free Top Up” has the meaning given to it in Schedule 11 (Rent Free Top Up Calculation).

“Rent Purchase Price Adjustment” has the meaning given to it in Schedule 12 (Additional Consideration ).

“Rent Review” means the Amerigo Rent Review and/or the Roodlane Rent Reviews.

“Rent Review Rent” means any additional annual rent payable by the tenants following completion of a Rent Review relating to the period from the relevant rent review date until the Completion Date.

“Replies to Property Enquiries” means written replies to enquiries (including replies to CPSE enquiries) raised by the Buyer or the Buyer’s Solicitors in relation to the Property, copies of which are included in folders 2.1.4 and 2.7.2, 2.7.4 to 2.7.9 (inclusive) and 2.7.11 of the Data Room.

“Report” means:

(a)the report issued by DP9 numbered 2.6.2 within the Data Room;

(b)the report issued by Cladtech as annexed to the Watts building inspection report numbered 2.1.5.10.4 within the Data Room; and

(c)the report issued by Delva Patman Redler numbered 2.6.8 within the Data Room.

“ROL Endorsement” means the endorsement issued in respect of the ROL Indemnity Policy as included within the Data Room as document 2.1.5.14.4;

“ROL Indemnity Policy” means the rights of light indemnity policy as included within the Data Room as document 2.1.5.14.2.

“Roodlane Leases” means the leases each dated 10 February 2015 and made between (1) 25 Cabot Square S.A.R.L and (2) Roodlane Medical Limited.

“Roodlane Rent Reviews” means the rent reviews on 29 September 2019 pursuant to the Roodlane Leases.

“Seller Relevant Party” means (i) the Seller; (ii) any officer or director of the Seller and any manager of the Seller with a role in the transaction contemplated by this Agreement; or (iii) any direct or indirect owner of 25% or more of the beneficial interests in the Seller; or (iv) any group of owners (whether direct or indirect owners) of, in aggregate, 25% or more of the beneficial interests in the Seller.

“Seller’s Group” means the Seller and each of its respective Associates but, for the avoidance of doubt, does not include the Companies.

“Seller’s Luxembourg Legal Advisers” means Arendt & Medernach, a société anonyme, incorporated and existing under the laws of Luxembourg, having its registered office at 41A avenue J.-F. Kennedy L-1855 Luxembourg.

“Seller’s Solicitors” means Bryan Cave Leighton Paisner LLP of Governor’s House, 5 Laurence Pountney Hill, London EC4R 0BR.

“Seller’s Solicitors’ Account” means the interest bearing deposit account of the Seller’s Solicitors with the following details:

Bank:    Barclays Bank Plc
Sort code:    20-65-82
Account number: 50089753

Account name:    Bryan Cave Leighton Paisner LLP Client Account Reference:    3001186.1/CDEP/ABGD
“Seller’s Solicitors’ HKD Account” means the interest bearing deposit account of the Seller’s Solicitors with the following details:

Bank:    Barclays Bank Plc
Sort code:    20-65-82
Account number: 66902244

Account name:    Bryan Cave Leighton Paisner LLP Client Account Reference:    3001186.2/CDEP/ABGD/ELAW
“Service Charge Advance Payments” means all monies (excluding value added tax) received by or on behalf of the Companies from the Tenants on account of Service Charge Expenditure for the Current Service Charge Year.

“Service Charge Expenditure” has the meaning given to it in paragraph 2 of Schedule 9 (Property related matters ).

“Shares” means the 25CS Shares and the CSR Shares.

“Statement” has the meaning given to it in Schedule 9 (Property related matters ), paragraph 2(c).

“Supplemental Disclosure Letter” means the supplemental letter dated on the Completion Date (including any schedules and annexures to such letter), signed by the Seller and acknowledged as received by the Buyer, in relation to the Warranties and containing any facts, matters or circumstances to be Disclosed that have arisen during the Interim Period.

“Surviving Provisions” means Clause 1 (Definitions and interpretation ), Clause 2 (Deposit ), Clause 6.5, Clause 6.6, Clause 6.6, Clause 6.12, Clause 8.2(b), Clause 8.2(c), Clause 9 (Effect of termination ), Clause 13 (Period after

Completion ),    Clause 15 (Announcements    and        confidentiality ), Clause 15 (Announcements and confidentiality ), Clause 16 (Entire agreement ), Clause 17 (Variation ),    Clause 18 (Assignment ),        Clause 19 (Costs ), Clause 20 (Severability ), Clause 21 (Counterparts ), Clause 22 (Notices ), Clause 23 (Contracts (Rights of Third Parties) Act 1999 ), Clause 24 (Waiver ), Clause 25 (Governing law ).

“Target Completion Date” has the meaning given to it in Clause 7.1. “Tax” has the same meaning as in the Tax Deed.
“Tax Authority” has the meaning given to it in the Tax Deed.

“Tax Claim” means a Tax Warranty Claim or a claim made under or for breach of the Tax Deed.

“Tax Deed” means the tax deed in the Agreed Form between the Buyer and the Seller entered into on Completion.

“Tax Proceedings” means any legal proceeding, enquiry, investigation or demand issued by or on behalf of a Tax Authority from which it appears that there is or may be material Tax payable by either Company.

“Tax Warranties” means the warranties set out in Schedule 5 (Warranties ), paragraph 15 (Tax).

“Tax Warranty Claim” means a claim by or on behalf of the Buyer against the Seller in respect of any breach of a Tax Warranty.

“Tenants” means the tenants (and where applicable licensees) under the Occupational Leases and “Tenant” shall mean any one of them.

“Title Deeds Undertaking” means an undertaking in the Agreed Form from the Seller’s Solicitors (addressed to the Buyer’s Solicitors) to send to the Buyer’s Solicitors the Property Documents set out in the Agreed Form schedule of documents which are noted therein as originals, certified copies or copies.

“Title Numbers” means the title number for each of the 25CS Property Interests.

“Transaction Documents” means this Agreement, the Disclosure Letter, the Tax Deed, any Supplemental Disclosure Letter and all documents in the Agreed Form.

“VAT” means United Kingdom value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto.

“Warranties” mean the warranties set out in Schedule 5 (Warranties ) and “Warranty” shall be construed accordingly.

“W&I Policy” means the warranty and indemnity insurance policy to be issued to the Buyer on the date of this Agreement in relation to Claims and Tax Claims, having the Buyer as the insured and RSG Transactional Risks Europe as the insurer.

"Works” means together the Main Works and the Gym Works.

a.In this Agreement, headings are inserted for convenience only and shall not affect the construction of this Agreement, and unless the contrary intention appears:

1.references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations, regulatory authorities and bodies, governmental authorities and bodies, trusts, parties in a joint venture, partnerships, and a person’s executors or administrators;

2.words in the singular shall include the plural and vice versa;

3.any reference to a statute, statutory provision, subordinate legislation, code, or guidance (“statutory provision”) shall include a reference to:

i.that statutory provision as from time to time amended, consolidated, modified, re-enacted or replaced by any statute or statutory provision;

ii.any statutory provision which re-enacts or consolidates (with or without modification) any such statutory provision; and

iii.any orders, regulations, instruments or other subordinate legislation made under the relevant statutory provision;

4.a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 (and Schedule 7) of the Companies Act;

5.a reference to this “Agreement” is to this agreement, as amended, novated, ratified or replaced or supplemented from time to time;

6.a reference to a Clause or Schedule shall be a reference to a Clause or Schedule of this Agreement;

7.references to writing shall include any modes of reproducing words in a legible and non-transitory form (including by email);

8.a reference to an agency or body if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or function removed (“obsolete body”) means the agency or body which performs most closely the functions of the obsolete body;

9.a reference to a document or a provision of a document is to that document as varied, novated, ratified or replaced from time to time;

10.the word “including” or any other form of that word is not a word of limitation;

11.a reference to “£” is a reference to the currency Pounds Sterling;

12.a reference to “HK$” is a reference to the currency Hong Kong Dollars;

13.references to time are to London time; and

14.where it relates to a Luxembourg entity, a reference to:

iv.a winding up, dissolution or administration includes a Luxembourg entity:

a.being declared bankrupt (faillite déclarée);

a.being subject to liquidation judiciare; and

b.having    filed    for    controlled    management    (gestion contrôléea).

i.a moratorium includes a reprieve from payment (sursis de paiement) or concordat préventif de faillte;

c.a trustee in bankruptcy includes a curateur;

d.an administrator includes a commissaire or a juge délégué; and

e.an attachment includes a saisie.

•DEPOSIT

a.On or before the date of this Agreement, the Buyer shall pay the Deposit into the Seller’s Solicitors’ HKD Account and which shall, on receipt, be held by the Seller’s Solicitors as stakeholder in accordance with this Clause 2 (Deposit ). The Seller shall procure that the Deposit and any interest that accrues on the same shall only be paid out in accordance with Clause 2.3 to 2.5.

b.The payment by or on behalf of the Buyer of the Deposit into the Seller’s Solicitors’ HKD Account shall constitute a complete discharge of the Buyer’s obligations to pay the Deposit.

c.The Parties agree that, once received by the Seller’s Solicitors in accordance with Clause 2.1, the Deposit shall be dealt with in the following manner:

1.on Completion, the Deposit (together with all accrued interest thereon) shall be repaid to the Buyer without further notice to, or action of, the Seller; or

2.in the event that this Agreement is validly terminated:

ii.by the Seller pursuant to Clause 8.2(b), the Buyer shall forfeit the Deposit (and all accrued interest thereon) and the Seller shall be entitled to require the Deposit (together with all accrued interest thereon) to be released and paid to it without further notice to, or action of, the Buyer; or

iii.by the Buyer pursuant to Clause 6.8(a), Clause 6.10 or Clause 8.2(c), or by the Seller pursuant to Clause 6.6(a), the Buyer shall, without prejudice to any other rights it may have, be entitled to require the Deposit (together with all accrued interest thereon) to be repaid to the Buyer without further notice to, or action of, the Seller.

d.Any payment or repayment under Clause 2.3(b) shall be made not later than the expiry of a period of 5 Business Days commencing on and from the date of valid termination of this Agreement.

e.If there is a dispute between the Parties in relation to whether this Agreement has been validly terminated in accordance with its terms, the Seller’s Solicitors shall retain the Deposit (together with all accrued interest thereon) until the dispute has been agreed or Finally Determined in accordance with Clause 25 (Governing Law).

For the purpose of this Clause 2.5, “Finally Determined” means a determination by a court of law of competent jurisdiction in relation to the fact and quantum of liability of a Party in favour of another Party in respect of which no right of appeal exists, or any right to appeal has expired or been waived.

a.The Buyer acknowledges that it does not regard the Deposit as breaching the rule against penalties but, instead, as being consistent with market practice in transactions of this nature, designed to protect the legitimate interests of the Seller and is neither out of proportion nor unreasonable in quantum.

•SALE OF THE SHARES

b.On and subject to the terms of this Agreement, the Seller hereby agrees to sell, and the Buyer hereby agrees to buy, the legal and beneficial interest in the Shares free from all Encumbrances, together with all rights attaching or accruing to the Shares with effect on and from Completion.

c.The obligation of the Seller to sell and the Buyer to buy any Shares under this Agreement is conditional and interdependent on the simultaneous completion of the sale and purchase of all the Shares in accordance with Clause 7 (Completion).

•CONSIDERATION AND ADJUSTMENTS

d.The consideration for the Shares is the Estimated NAV, subject to the following adjustments (the “Consideration”):

1.if the Completion NAV is:

i.less than the Estimated NAV, the Seller shall pay the Buyer in reduction of consideration, an amount equal to the amount by which the Completion NAV is less than the Estimated NAV;

ii.more than the Estimated NAV, the Buyer shall pay the Seller as additional consideration an amount equal to the amount by which the Completion NAV is more than the Estimated NAV; or

iii.the same as the Estimated NAV, the Consideration will not be adjusted under this Clause 4.1(a);

2.any payment by the Seller in respect of a Claim or Tax Claim, shall, to the extent possible, be treated as an adjustment to the Consideration paid by the Buyer and received by the Seller for the Shares; and

3.any relevant adjustments in Schedule 12 (Additional Consideration ) (including the payment of the Rent Purchase Price Adjustment to the Seller by the Buyer).

e.The Consideration shall be paid as follows and in accordance with Clause 14 (Payments and interest ):

4.on the date of this Agreement, payment in cash by the Buyer of the Deposit in accordance with Clause 2 (Deposit );

5.on Completion, payment in cash by the Buyer to the Seller of an amount equal to the Closing Payment in accordance with Clause 7.4 and Schedule 4, Part 2 (Buyer completion deliverables ); and

1.on the Adjustment Date (as the case may be):

i.the Seller shall pay an amount equal to the amount due under Clause 4.1(a)(i) to Buyer; or

ii.the Buyer shall pay an amount equal to the amount due under Clause 4.1(a)(ii) to the Seller.

a.If the Existing Shareholder Indebtedness as set out in the Completion Statement (“Actual Existing Shareholder Indebtedness”) is higher than £139,873,098 (“Estimated Existing Shareholder Indebtedness”), then the amount of the difference between the Actual Existing Shareholder Indebtedness and the Estimated Existing Shareholder Indebtedness (the “Additional Existing Shareholder Indebtedness”) shall be discharged by way of set-off against the corresponding reduction in the Completion NAV (and thus in the Consideration) and accordingly:

2.no further payment shall be due from the Companies or the Buyer to the Seller in relation to the Additional Existing Shareholder Indebtedness; and

3.any payment that would have been required from the Seller to the Buyer in respect of the reduction to the Consideration as a result of the Additional Existing Shareholder Indebtedness shall be settled by way of set-off against the Additional Existing Shareholder Indebtedness (which the Buyer would otherwise have procured that 25CS pay to the Seller under paragraph 1(h)(ii) of Schedule 4, Part 2 (Buyer completion deliverables)) such that no payment to or from (1) the Seller or any member of the Seller’s Group and (2) any other party (including the Companies) shall be required, nor shall it create any payable or receivable between the Seller or any other member of the Seller’s Group and any other party in respect of the Additional Existing Shareholder Indebtedness or the reduction in the Completion NAV (or the Consideration).

b.If the Actual Existing Shareholder Indebtedness is lower than the Estimated Existing Shareholder Indebtedness, then the corresponding increase in the Completion NAV (and thus in the Consideration) shall be fully set-off against the amount of the difference between the Actual Existing Shareholder Indebtedness and the Estimated Existing Shareholder Indebtedness (the “Reduced Existing Shareholder Indebtedness”) and accordingly:

4.no refund of the Reduced Existing Shareholder Indebtedness shall be due from the Seller or any other members of the Seller’s Group to the Companies or the Buyer; and

5.any payment that would have been required from the Buyer to the Seller in respect of the increase in the Consideration as a result of the Reduced Existing Shareholder Indebtedness shall be settled by way of set-off against the Reduced Existing Shareholder Indebtedness (which the Seller would otherwise refund to 25CS as an overpayment under paragraph 1(h)(ii) of Schedule 4, Part 2 (Buyer completion deliverables)) such that no payment to or from (1) the Seller, or any member of the Seller’s Group and
1.any other party (including the Companies) shall be required in respect of the Reduced Existing Shareholder Indebtedness or the increase in the Completion NAV (or the Consideration), nor shall it create any payable or receivable between the Seller or any other member of the Seller’s Group and any other party.

•EXCHANGE

a.On the date of this Agreement, the Seller shall deliver or make available to the Buyer the items listed in Schedule 2, Part 1 (Seller exchange deliverables ).

b.On the date of this Agreement, the Buyer shall deliver or make available to the Seller the items listed in Schedule 2, Part 2 (Buyer exchange deliverables ).

•OBLIGATIONS IN THE INTERIM PERIOD

c.To the extent not delivered by the Seller to the Buyer on the date of this Agreement, the Seller shall procure that the Seller’s Solicitors shall, within one Business Day following the date of this Agreement, deliver to the Buyer’s Solicitors a USB containing the documents listed on the Data Room Index.

d.Subject to Clause 6.3, during the Interim Period:

1.the Seller shall, so far as it is able by the exercise of all rights and powers available to the Seller or either of the Companies (or any manager appointed by the same), procure that the Companies continue to carry on business in accordance with all Applicable Laws in the ordinary course in all material respects the same manner as their respective businesses have been carried on before the date of this Agreement; and

2.the provisions of Schedule 3 (Obligations in the Interim Period ) and paragraph 7 (Management of the Property in the Interim Period ) of Schedule 9 (Property related matters ) shall apply,

and the Seller shall notify the Buyer as soon as reasonably practicable (and in any event prior to the Completion Date) following the Seller becoming aware that a breach of this Clause 6.1 has occurred.

e.Clause 6.1, Schedule 3 (Obligations in the Interim Period ) and paragraph 7 (Management of the Property in the Interim Period ) of Schedule 9 (Property related matters ) shall not apply to the extent that the relevant act, omission or matter is:

3.undertaken with the prior written consent of the Buyer or at the express written request or the express written instruction of the Buyer;

4.necessary in order to:

i.comply with any Applicable Law including compliance by managers with legal and fiduciary duties and the filing of such tax returns as may be required by Applicable Law or any Tax Authority;

ii.ratify the entry into the deed of rectification dated on or around the date of this Agreement and entered into between the Seller and 25CS in respect of the novation agreement dated 12 June 2020 with effect from 1 April 2020 and in respect of the rectification of the interest-free loan facility agreement dated 12 June 2020 with effect from 1 April 2020 including, for the avoidance of doubt, the holding of a board meeting to ratify the entry into the same;

iii.comply with the Transaction Documents; or

i.carry out and/or perform any existing contractual obligations under any valid contract or agreement which exists as at the date of this Agreement (including the Management Agreements);

1.repayment of the Existing Bank Debt and execution and delivery of the Release Documents;

2.repayment of Existing Shareholder Indebtedness in order to satisfy the obligations of the Seller under Clause 6.13(a);

3.an increase in capital equal to or less than £50,000, provided that no additional shares in the capital of either Companies are issued;

4.payment of any outstanding fees under any Management Agreement or other professional fees that the Companies are contractually bound to pay in the ordinary course which exist at the date of this Agreement (but excluding costs incurred in connection with the transaction contemplated by the Transaction Documents);

5.reasonable physical action in order to prevent damage of any kind to the Property; or

6.permitted pursuant to Schedule 9 (Property related matters ),

and provided in each case that the Seller shall keep the Buyer informed (so far as is reasonably practicable) of any action taken or intended to be taken pursuant to this Clause 6.3 and shall have due regard to (but shall not be bound by) any reasonable representations made by the Buyer. Nothing done or omitted to be done pursuant to this Clause 6.3 shall constitute a breach of the Seller’s obligations or result in any liability for the Seller under this Clause 6 (Obligations in the Interim Period ), Schedule 3 (Obligations in the Interim Period ) or paragraph 7 (Management of the Property in the Interim Period ) of Schedule 9 (Property related matters ).

a.During the Interim Period, the Seller shall:

7.use reasonable endeavours to procure that the Buyer and its advisors and agents are given access to the Property to the extent permitted under the Occupational Leases and subject to the Buyer giving reasonable advance notice and complying with any restrictions under any Occupational Leases in relation to such access to tenanted premises and any reasonable requirements of the Seller; and

8.subject to the Buyer giving reasonable advance notice (and at the Buyer’s expense), procure that the Buyer and its advisors are given access to, and copies of, the Companies’ books and records (including the statutory books of the Companies) and such information and documentation (including documentation relating to the Property) concerning the Companies and matters concerning the ongoing management of the Property (to the extent such books, records and information are in the possession of the Seller or the Companies) which can be lawfully disclosed to the Buyer and has not been made available to the Buyer before the date of this Agreement in the Data Room.

b.If the Seller learns that any Buyer Relevant Party:

9.is, becomes, or is reasonably likely to be a Blocked Person; or

1.has been, becomes or appears to be involved in Bribery,

the Seller may delay the sale contemplated by this Agreement for a period of up to 10 Business Days pending conclusion of its investigation into such matter.

a.If the Seller determines (acting reasonably) that a Buyer Relevant Party is or has become a Blocked Person or is or has become involved in Bribery, the Seller:

2.shall have the absolute right to immediately terminate this Agreement; and

3.without prejudice to Clause 2, to take all other actions necessary to comply with Applicable Law relevant to the Buyer Relevant Party having been found to be a Blocked Person or to be (or have been) involved in Bribery.

b.If the Buyer learns that any Seller Relevant Party:

4.is, becomes, or is reasonably likely to be a Blocked Person; or

5.has been, becomes or appears to be involved in Bribery,

the Buyer may delay the sale contemplated by this Agreement for a period of up to 10 Business Days pending conclusion of its investigation into such matter.

c.If the Buyer determines that a Seller Relevant Party is or has become a Blocked Person or is or has become involved in Bribery, the Buyer shall have the absolute right:

6.to immediately terminate this Agreement; and

7.to take all other actions necessary to comply with Applicable Law relevant to the Seller Relevant Party having been found to be a Blocked Person or to be (or have been) involved in Bribery.

d.The provisions of Clauses 6.6 and 6.8 will survive termination of this Agreement.

e.If at any time during the Interim Period the Buyer learns that there has been (or has reasonably likely been) a breach of any of:

8.the Fundamental Warranties;

9.save for paragraph 1(k) the obligations in paragraph 1 or, in so far as it relates to such paragraphs, paragraph 1(x) of Schedule 3 (Obligations in the Interim Period ); or

10.paragraph 7(e)(i), paragraph 7(e)(v) or paragraph 7(e)(vi) (Management of the Property in the Interim Period) of Schedule 9 (Property related matters ),

(each a “Breach”) and provided that such Breach is (alone or when aggregated with any other Breaches) the primary cause of a Material Change (and, for the avoidance of doubt, not otherwise) (a “Serious Breach”) then, in such circumstances, the Buyer shall be entitled to serve notice in writing on the Seller (a “Breach Notice”). The Breach Notice shall specify in reasonable detail the nature of the Breach, explain how the Breach is (alone or when aggregated with any other Breaches) the primary cause of a Material Change, specify the quantum of the Material Change and how such quantum was calculated and enclose supporting evidence, in each case to the extent that it is reasonably practicable for the Buyer to do so. If, upon the expiry of a period of ten Business Days (the “Remedy Period”) following the date of receipt of a valid Breach Notice, the Seller has not demonstrated to the satisfaction of the Buyer (acting reasonably) that there has been no Breach or no Breaches that constitute a Serious Breach or has failed (where such Serious Breach is capable of remedy) to remedy the same (to the reasonable satisfaction of the Buyer), the Buyer shall be entitled (and, for the avoidance of doubt, not otherwise), by notice in writing to the Seller, to terminate this Agreement. For the purposes of this Clause 6.10, a “Material Change” means a reduction that has occurred in the net asset value of the Companies (as compared to the Estimated NAV) equal to or greater than £38,000,000 (thirty eight million Pounds Sterling).

a.If a Breach Notice has been served by the Buyer pursuant to and in accordance with Clause 6.10 and the Remedy Period has not expired on the date that is the anticipated Completion Date, then the Completion Date shall be postponed until the date that is one Business Day after the date on which the Remedy Period expires.

b.Where Clause 6.6, Clause 6.8 or Clause 6.10 applies and the Seller or the Buyer, as the case may be, exercises its right to terminate this Agreement, the provisions of Clause 2.3(b)(ii) and Clause 9 (Effect of termination ) shall apply and the Seller shall be entitled to sell the Shares to a third party.

c.During the Interim Period, the Seller shall:

1.use reasonable endeavours to ensure that, as at the Effective Time, the cash of the Companies (excluding cash held in respect of tenant deposits and service charge(s)) does not exceed £1,000,000 without good reason; and

2.procure that any liabilities owed by the Companies to the Seller's Group are settled (excluding for this purpose any Existing Shareholder Indebtedness).

d.At least 9 Business Days prior to the Completion Date, the Seller shall confirm to the Buyer the amount of the Existing Bank Debt and provide, where available, a copy of the redemption statement from the Lender.

•COMPLETION

e.Unless this Agreement has been previously terminated in accordance with its terms, Completion shall take place at the offices of the Seller’s Luxembourg Legal Advisers (or any other place and in such manner as the Parties may agree in writing) by 3:00pm (London time) on 25 August 2020 (or such earlier date as the Buyer and the Seller may agree in writing) (the “Target Completion Date”).

f.On Completion, the Seller and the Buyer irrevocably authorise any manager of each of the Companies and/or the Seller’s Luxembourg Legal Advisors, each acting individually and with full power of substitution to:

3.register:

i.the release of the Encumbrances affecting the Shares; and

ii.the transfer of the Shares in the corresponding register of the Shares held at the Companies’ registered office;

4.proceed with filing a notice of the transfer of the Shares with the Luxembourg Trade and Companies Register and with the publication of such notice in the Luxembourg official gazette (Recueil Électronique des Sociétés et Associations – electronic platform of the Grand Duchy of Luxembourg); and

1.take any and all further action which may be required in order to effect the transfer of ownership of the Shares, as well as all rights and obligations attached thereto, including the right of dividends or other distributions attached to the Shares.

a.At Completion, the Seller shall comply with its obligations at Schedule 4, Part 1 (Seller completion deliverables ).

b.At Completion, the Buyer shall comply with its obligations at Schedule 4, Part 2 (Buyer completion deliverables ).

c.The Seller may, in its absolute discretion, waive any of the requirements contained in Schedule 4, Part 2 (Buyer completion deliverables ).

d.The Buyer may, in its absolute discretion, waive any of the requirements contained in Schedule 4, Part 1 (Seller completion deliverables ).

e.If the Buyer receives a refund of overpaid interest or other amounts in respect of the Existing Bank Debt after Completion, to the extent that such refund is not reflected in the Completion Statement, the Buyer shall pay (or procure that the Companies pay) the amount of any such refund to the Seller (without any deduction) within 7 Business Days of receipt.

•FAILURE TO COMPLETE

f.If either the Seller or the Buyer defaults in complying with their respective obligations in Clause 7.3, Clause 7.4, Schedule 4, Part 1 (Seller completion deliverables ) or Schedule 4, Part 2 (Buyer completion deliverables ) on the Target Completion Date (the “Defaulting Party”) then the other Party, provided it is ready, willing and able to complete, may:

2.proceed to and effect Completion so far as practicable having regard to the defaults which have occurred; or

3.on the Target Completion Date, serve the Defaulting Party with written notice (a “Notice to Complete”) requiring Completion to take place not less than five Business Days, but not more than ten Business Days after the original Target Completion Date (the “New Target Completion Date”).

g.Where a Notice to Complete has been served in accordance with Clause 8.1(b), the following provisions shall apply:

4.the Seller and the Buyer shall effect Completion on the New Target Completion Date, time being of the essence;

5.if the Buyer fails to effect Completion on the New Target Completion Date in accordance with a Notice to Complete served by the Seller, the Seller may immediately terminate this Agreement by written notice to the Buyer and, in which case, the provisions of Clause 2.3(b)(i) and Clause 9 (Effect of termination ) shall apply and the Seller shall be entitled to sell the Shares to a third party; and

1.if the Seller fails to effect Completion on the New Target Completion Date in accordance with a Notice to Complete served by the Buyer, then the Buyer may immediately terminate this Agreement by written notice to the Seller and, in which case, the provisions of Clause 2.3(b)(ii) and Clause 9 (Effect of termination ) shall apply.

•EFFECT OF TERMINATION

a.If Completion does not take place and subject to Clause 9.3(b):

2.the Seller shall return to the Buyer all documents (including information in electronic form) concerning the Buyer or its Associates; and

3.the Buyer shall return to the Seller all documents (including information in electronic form) concerning the Seller, the Companies, any of their respective Associates and/or the Property,

4.which have, in each case, been provided to it in connection with this Agreement and will not use or make available to another person any information which it or its advisers have been given in respect of the same (as applicable) and which is not in the public domain.

b.In the event that this Agreement is terminated in accordance with its terms, it shall cease to have any force and effect except for the Surviving Provisions and any other provisions which expressly or by implication are necessary for the enforcement or interpretation of this Agreement which shall remain in full force and effect and shall survive termination of this Agreement.

c.The obligations set out in Clause 9.1 shall not apply to:

5.routinely created backup copies of documents in the form of electronic data; and

6.documents held in controlled access files to the extent required under or by any law, regulation, rule, court order or requirement of any regulatory body of competent jurisdiction or governmental authority or stock exchange, including any applicable internal compliance policies, risk management or document retention requirements and for the purpose of determining legal obligations hereunder, and such documents and information shall, in each case, continue to be held subject to the terms of Clause 15 (Announcements and confidentiality) of this Agreement.

•CONSIDERATION ADJUSTMENT AND PROPERTY RELATED MATTERS

The provisions of Schedule 8 (Consideration adjustment), Schedule 9 (Property related matters), Schedule 10 (Escrow ) and Schedule 12 (Additional Consideration ) apply in accordance with their terms.

•W&I POLICY

d.The Buyer covenants and warrants to the Seller that:

7.it has entered into the W&I Policy on or before the date of this Agreement;

1.the W&I Policy includes terms to the effect that, except in the case of fraud, the relevant insurer irrevocably waives its rights to bring any claims by way of subrogation or any other claim for contribution against the Seller in relation to any matter connected with a Claim or a Tax Claim and that the benefit of those terms is directly legally enforceable by the Seller;

2.a true and accurate copy of the subrogation waiver and the third party rights provisions of the W&I Policy have been provided by the Buyer to the Seller on or before the date of this Agreement; and

3.no amendments to the subrogation waiver or the third party rights provisions of the W&I Policy will be made without the prior consent of the Seller.

a.The Buyer acknowledges and agrees that:

4.the Seller shall only be responsible for the Premium and Fees Contribution (which shall be deducted from the Consideration as part of the Closing Payment) and the Buyer shall be responsible for any additional amount payable in respect of the W&I Policy; and

5.notwithstanding any other provision of a Transaction Document or the W&I Policy, the provisions of Schedule 7 (Limitations ) shall apply for the benefit of the Seller despite any lack of coverage under, vitiation, expiry or termination of, default under or failure to take out, the W&I Policy.

•WARRANTIES

b.Subject to Clause 12.2, the Seller warrants to the Buyer each of the Warranties:

6.is true and accurate as at the date of this Agreement; and

7.is true and accurate immediately prior to Completion with reference to the facts, matters and circumstances then existing (and as if any express or implied reference to a Warranty being given as at “the time this Agreement is entered into” or in a Warranty to “the date of this Agreement” shall be construed as a reference to immediately prior to Completion).

c.The provisions of Schedule 7 (Limitations ) shall apply to limit or exclude any liability which the Seller might otherwise have in respect of any Claim or (where expressly stated to apply to Tax Claims) any Tax Claim.

d.The Buyer warrants to the Seller that each of the Buyer Warranties is true and accurate as at the date of this Agreement and is true and accurate immediately prior to Completion with reference to the facts, matters and circumstances then existing.

e.The only Warranties deemed to be given in respect of matters relating to Tax are the Tax Warranties and no claim shall be made in respect of any of the Warranties other than the Tax Warranties in respect of matters relating to Tax.

f.The Parties agree that each of the Warranties is separate and independent and that none of the Warranties shall be limited by reference to any other Warranty, and each of the Buyer Warranties is separate and independent and that none of the Buyer Warranties shall be limited by reference to any other Buyer Warranty.

a.Where a Warranty refers to, or is given by reference to, the awareness, knowledge or belief of the Seller (or any equivalent expression), that Warranty shall refer to the actual knowledge, belief or awareness of the Seller on the date that the Warranty is given and be deemed to include an additional statement that it has been made after making reasonable and prudent enquiries of:

1.the managers on the board of the Companies (being those persons listed as managers in Schedule 1 (Details of the Companies ) and Charlie Alexander and Vince Shiels at the Seller’s property manager and Ian Brown, Ivan Harrison and Raj Rajput at the Seller’s asset manager (in each case) as at the date on which the Warranty is given, with respect to the Property Warranties; and

2.the managers on the board of the Companies (being those persons listed as managers in Schedule 1 (Details of the Companies ) and Ian Brown, Ivan Harrison and Raj Rajput at the Seller’s asset manager (in each case) as at the date on which the Warranty is given, with respect to the Warranties other than the Property Warranties.

b.The disclosure of any fact, matter, circumstance or document in the Disclosure Letter or the documents listed in the Data Room Index, any Supplemental Disclosure Letter or otherwise shall not imply any representation, warranty, undertaking, assurance, covenant, indemnity, guarantee or other obligation or commitment of any nature whatsoever, nor shall the contents of the Disclosure Letter, the documents listed in the Data Room Index, any Supplemental Disclosure Letter or any other disclosure be taken as extending the scope of any of the Warranties or any provision of the Transaction Documents.

c.The Buyer agrees and accepts that its only recourse in respect of any and all Claims and Tax Claims shall be to make a claim under the W&I Policy, save to the extent that such Claim or Tax Claim (as the case may be) arises out of, is based on or relates to, the Seller’s fraud or deliberate concealment.

•PERIOD AFTER COMPLETION

d.The Buyer waives, and shall procure that each other member of the Buyer’s Group waives, all rights and claims that it may have against the current and former officers, managers and employees of the Seller’s Group and the Companies in relation to any matter arising directly or indirectly in connection with a Transaction Document or the sale of the Shares (save in relation to fraud).

e.The Buyer shall procure that, for a period of two years following Completion, the Seller is provided with such access upon reasonable request and notice (including the right to make copies at the cost of the Seller) to those documents, accounts and records in the possession, or under the control, of the Buyer’s Group and relating to the period before Completion as the Seller may reasonably require in order to comply with the Transaction Documents, Applicable Law or regulation or the rules of any Tax Authority or in order to enforce, defend or settle any legal proceedings (other than claims by or against the Buyer’s Group).

f.The Buyer shall procure that, at the annual general meetings of both 25CS and CSR relating to the financial year ending on 31 December 2020, each of 25CS’ and CSR’s current managers together with those managers performing his/her function within the aforementioned financial year before the Completion Date, is granted an unconditional and irrevocable discharge of any liability arising from the performance of his/her mandates.

a.The Buyer shall procure that, in the event of any subsequent transfer of Shares, the transferee shall:

1.comply with the obligations set out in Clause 13.3; and

2.impose such obligation on any further transferee.

•PAYMENTS AND INTEREST

b.Subject to Clause 14.2 payments to be made to the Seller or any member of the Seller’s Group under this Agreement shall be made in Pounds Sterling by telegraphic transfer of immediately available funds to the Seller’s Solicitors’ Account, or to such other client account of a firm of solicitors in England or Wales acting for the Seller as the Seller otherwise directs.

c.Payments to be made in respect of the Deposit under this Agreement shall be made in Hong Kong Dollars by telegraphic transfer of immediately available funds to the Seller’s Solicitors’ HKD Account, or to such other client account of a firm of solicitors in England or Wales acting for the Seller as the Seller otherwise directs and that is denominated in Hong Kong Dollars.

d.Payments to be made to the Buyer under this Agreement shall be made in Pounds Sterling by telegraphic transfer of immediately available funds to the Buyer’s Solicitors’ Account, or as the Buyer otherwise directs.

e.Payment of any sum by a Party pursuant to Clause 14.1 and/or Clause 14.3 will discharge the obligations of the relevant Party to pay the sum in question and no Party shall be concerned to see the application of the monies so paid.

f.Interest shall accrue on monies which are not paid when due under this Agreement from the due date for payment (or, if there is no due date for payment, from the date payment is demanded) until the date of actual payment at a rate of 4% above the base lending rate from time to time of Barclays Bank plc in the UK. Such interest shall accrue on a daily basis, both before and after judgment, and be compounded monthly and be payable on demand.

g.All amounts payable under this Agreement shall be paid free of any rights of counterclaim or set off and without any deductions or withholdings whatsoever, save only as may be required by any Applicable Law.

h.Subject to Clause 14.8, if any deduction or withholding is required by law, or any amount paid under this Agreement (excluding the Consideration) is subject to Tax (or would have been but for the use of any Buyer’s Relief or Accounts Relief by the Buyer or Seller’s Relief by the Seller, as such terms are defined in the Tax Deed), the amount paid under the relevant provision of this Agreement shall be increased to such amount as will ensure that the net receipt, after Tax, is the same as it would have been had there been no Tax, deduction or withholding.

i.The Seller shall not be required to make a payment or increased payment pursuant to Clause 14.7 if or to the extent that the Tax, deduction or withholding giving rise to the requirement to make a payment or increased payment would not have arisen or would have been a lesser amount but for:

3.an assignment by the Buyer of its rights under this Agreement; or

4.the Buyer not being tax resident in the jurisdiction of its incorporation.

•ANNOUNCEMENTS AND CONFIDENTIALITY

a.Except as permitted by Clause 15.2, each party shall, and shall procure that its Associates shall, keep confidential the existence of and the terms of the Transaction Documents and all negotiations between the parties in relation to the subject matter of the Transaction Documents (“Confidential Information”).

b.Nothing in the Transaction Documents prevents a party from disclosing Confidential Information:

1.if the disclosure is required by law or the rules of a recognised stock or securities exchange or codes or regulations to which a party or its Associates are subject to or Tax Authority and the party whose obligation it is to keep matters confidential or procure that those matters are kept confidential:

i.has not through any voluntary act or omission (other than the execution of the Transaction Documents) caused the disclosure obligation to arise; and

ii.has, before disclosure is made, notified each other party of the requirement to disclose and, where the relevant law or rules permit and where practicable to do so, given each other party a reasonable opportunity to comment on the requirement for and proposed contents of the proposed disclosure;

2.if the disclosure is made by way of the Announcement;

3.if the disclosure is reasonably required to enable a party to perform its obligations under the Transaction Documents;

4.to any professional adviser of a party who has been retained to advise in relation to the transactions contemplated by the Transaction Documents or to the auditor of a party, in each case, who has a professional duty to keep such information confidential;

5.with the prior written approval of each party other than the party whose obligation it is to keep those matters confidential or procure that those matters are kept confidential;

6.in respect of the Seller, if such disclosure is made to any direct or indirect investor or prospective investor in any funds managed by the Hines group, or any feeder fund of such funds, together with their respective Associates, employees, directors, officers, advisers or agents then provided, in each case, that such information is disclosed on a confidential basis; or

7.where the matter has come into the public domain otherwise than as a result of a breach by any party.

c.Notwithstanding anything to the contrary contained in this Agreement, the Seller and its representatives shall be entitled to retain one copy of the Confidential Information to the extent necessary in order to comply with any applicable laws or regulations and document retention policies, and shall only be required to use commercially reasonable efforts to return or destroy any materials stored electronically, and the Seller and its representatives shall not be required to return or destroy any electronic copy of the Confidential Information created pursuant to their standard electronic backup and archival procedures. Notwithstanding anything to the contrary in this Agreement, the Seller or its affiliates (or any entity advised by the Seller’s affiliates) shall be permitted to disclose in press releases, U.S. Securities and Exchange Commission (“SEC”) and other filings with governmental authorities, financial statements and or other communications, such information regarding the transaction contemplated by the Transaction Documents and/or the terms of the Transaction Documents and any such information relating to the Property as may be necessary or advisable to comply with any applicable federal or state securities laws, rules, or regulations (including SEC rules and regulations), “generally accepted accounting principles”, or other accounting rules or procedures or in accordance with Hines Global’s prior custom, practice, or procedure. Without limiting the foregoing, Hines Global may file this Agreement with the SEC after the execution of the same and may file a form “8-k” and/or prospectus supplement to which this Agreement may be attached.

•ENTIRE AGREEMENT

a.The Transaction Documents constitute the entire agreement and understanding between the parties, and replace all previous agreements and understandings between them, relating to their subject matter.

b.The parties agree that:

1.no representations have been made in connection with any of the Transaction Documents; and

2.no warranties, undertakings or promises have been expressly or impliedly given in respect of the subject matter of the Transaction Documents, other than those which are expressly given in the Transaction Documents.

c.No party shall have any remedy in respect of any statement not set out in the Transaction Documents.

d.Except in the case of fraud:

3.save where specifically provided in this Agreement, no party shall be entitled to rescind or terminate any of the Transaction Documents;

4.the parties shall have no right to bring a claim in tort or under the Misrepresentation Act 1967 in connection with the Transaction Documents; and

5.the only claim for a breach of Warranty shall be a damages claim for breach of contract.

e.The Buyer accepts and acknowledges that it shall have no claim or remedy (without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement) against the Seller or any of the Seller’s Group members (or their respective officers, managers, employees, agents and or advisors) in tort or under the Misrepresentation Act 1967.

•VARIATION

f.No variation of any Transaction Document shall be valid unless it is in writing and signed by or on behalf of the relevant parties. The expression “variation” shall include any variation, supplement, deletion or replacement, however effected.

a.Unless expressly agreed, no variation shall constitute a general waiver of any provisions of any of the Transaction Documents, nor shall it affect any rights, obligations or liabilities under or pursuant to the Transaction Documents which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to the Transaction Documents shall remain in full force and effect, except and only to the extent that they are so varied.

•ASSIGNMENT

b.Subject to Clause 18.2, Clause 18.3 and Clause 18.4, neither Party shall assign, transfer, charge or otherwise deal with all or any rights under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other Party.

c.Each Party shall be entitled to assign the benefit of this Agreement or any part or parts of it to, in the case of the Buyer, its Associates and, in the case of the Seller, to a Hines Associate, provided that:

1.in the case of an assignment by the Buyer to its Associates, the relevant assignee shall, on assignment, provide to the other Party the Buyer Warranties at Schedule 6 (Buyer Warranties );

2.any assignee shall re-assign such benefit to the assignor on ceasing to be, in the case of the Buyer, an Associate of the Buyer and, in the case of the Seller, a Hines Associate; and

3.any assignee shall not be entitled to receive under this Agreement any greater benefit than the benefit which the assignor would have been entitled to under this Agreement.

d.The Buyer (and its permitted assigns) shall be entitled to charge by way of security or assign the benefit of this Agreement to a reputable financial institution that enters into third party financing and lending arrangements in relation to the acquisition or refinancing of the Companies or in the ordinary course of its business in relation to the Companies or the Property. Prior to entering into any such third party financing or lending arrangements with any such financial institution, the Buyer shall undertake reasonable enquiries regarding the relevant financial institution to establish whether it is or may be a Blocked Person or has been involved in Bribery. If it appears reasonably likely to the Buyer that the financial institution either is a Blocked Person or has been involved in Bribery, the Buyer shall require the prior written consent of the Seller in order to charge by way of security or assign the benefit of this Agreement to such financial institution.

e.Any assignee under this Clause 18 (Assignment ) shall not be entitled to receive any greater benefit than the Buyer would have been entitled to under this Agreement, and the Seller shall not incur any increase in liability under this Agreement which would not have occurred but for the assignment.

f.The Parties agree and consent to the following:

4.for the purposes of Clause 18.2 an assignee shall not cease to be a Hines Associate by virtue of the Seller’s subsequent liquidation or administration;

5.for the purposes of Clause 18.2 an assignee shall not cease to be an Associate of the Buyer by virtue of the Buyer’s subsequent liquidation or administration;

1.a novation of the Seller’s obligations under this Agreement to a Hines Associate (a “Seller Novation”).

a.The Seller shall notify the Buyer in writing as soon as reasonably practicable of any Seller Novation. The Buyer shall, and shall procure that the Companies shall, execute such deed of novation as reasonably necessary to give effect to a Seller Novation.

•COSTS

b.Except as otherwise provided in this Agreement, each Party shall pay its own costs incurred in connection with:

2.the negotiation, preparation, execution and performing of; and

3.any subsequent consent, agreement, approval, waiver or amendment relating to,

each Transaction Document.

c.The Buyer shall pay and be liable for all stamp duty and all registration and transfer taxes (if any) together with any related fees, penalties, fines, interest or statutory charges, and any other transfer Taxes (if any) arising as a result or in consequence of this Agreement or of its implementation.

•SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by valid and enforceable substitute provisions the effect of which are as close as possible to the intended effect of the invalid or unenforceable provision.

•COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which, when so executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument.

•NOTICES

d.Any communication (including each notice, consent, approval, request and demand) to be given by:

4.the Buyer to the Seller under or in connection with this Agreement shall be in writing and signed by or on behalf of the Buyer; and

5.the Seller to the Buyer under or in connection with this Agreement shall be in writing and signed by or on behalf of the Seller,

and shall be served by sending it by hand, pre-paid recorded delivery, special delivery, courier, registered post or by email to the relevant address set out in Clause 22.3 and in each case marked for the attention of the relevant person set out in Clause 22.3 (and in each case, also sent in the same manner to the relevant

Party’s solicitors as specified in Clause 22.3) (or as otherwise notified from time to time in accordance with the provisions of this Clause 22 (Notices )).

a.Any notice so served by hand, pre-paid recorded delivery, special delivery, courier, registered post or email shall be deemed received:

1.in the case of delivery by hand or courier, when delivered;

2.in the case of pre-paid recorded delivery, special delivery or registered post, on the second Business Day following the date of posting;

3.in the case of email, at the earlier of:

i.the time a return receipt is generated automatically by the recipient’s email server;

ii.the time the recipient acknowledges receipt; and

iii.24 hours after transmission,

unless the sender receives notification that the email has not been successfully delivered,

provided that in each case where delivery occurs on a day which is not a Business Day, service shall be deemed to occur at 9.00 a.m. on the next following Business Day.

b.The addresses of the Parties for the purpose of this Agreement are as follows:

Seller

Address:    19, rue de Bitbourg L-1273 Luxembourg

Email:    Codrina.Pellegrin@hines.com

For the attention of:    Mrs Codrina Pellegrin With a copy to the Seller’s Solicitors at:
Address:    Bryan Cave Leighton Paisner LLP Governor’s House
5 Laurence Pountney Hill London EC4R 0BR United Kingdom

Email:    adam.bogdanor@bclplaw.com; and chris.depury@bclplaw.com

For the attention of:    Chris de Pury and Adam Bogdanor

Buyer

Address:    20th Floor
Tower 1
The Quayside
77 Hoi Bun Road

Kwun Tong Kowloon Hong Kong

Email:    company.secretary.chromium@linkreit.com

For the attention of:    The Company Secretary

With a copy to the Buyer’s Solicitors at:

Address:    Mayer Brown International LLP 201 Bishopsgate
Spitalfields London EC2M 3AF

Email:    CHarvey@mayerbrown.com

For the attention of:    Chris Harvey

a.A Party may notify any other Party to this Agreement of a change to its name, relevant addressee or address for the purposes of this Clause 22 (Notices ), provided that such notice shall only be effective on:

1.the date specified in the notice as the date on which the change is to take place; or

2.if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

b.In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon.

c.In the event that any Party commences legal proceedings relating to this Agreement, the claim form or other process by which it is started may be served on a Party who is a defendant:

3.at the place at which and in the manner in which notices may be given to that Party in accordance Clause 22.3 to Clause 22.5 (inclusive); and

4.in accordance with Clause 22.7 and Clause 22.8.

d.The Buyer irrevocably appoints PATRIZIA UK Ltd. of 166 Sloane Street SW1X 9QF London, United Kingdom as its agent to receive on its behalf in England service of any notice or proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to that agent. If for any reason that agent ceases to be able to act as agent or no longer has an address in England, the Buyer shall immediately appoint a substitute and give notice to the other Party of the new agent’s name and address. If any notice is served pursuant to this Clause 22.7, a copy must also be sent to the Buyer’s Solicitors using the details provided in Clause 22.3.

e.The Seller irrevocably appoints Hines UK Limited of 100 New Bridge Street, London EC4V 6JA as its agent to receive on its behalf in England service of any notice proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to that agent. If for any reason that agent ceases to be able to act as agent or no longer has an address in England, the Seller shall immediately appoint a substitute and give notice to the other Party of the new agent’s name and address. If any notice is served pursuant to this Clause 22.8 a copy must also be sent to the Seller’s Solicitors using the details provided in Clause 22.3.

a.The Buyer and the Seller agree and acknowledge that the Companies are party to the Agreement only for the purposes of acknowledgement and notification of the transfer (subject to the terms of this Agreement) of the Shares in relation to 25CS and CSR at Completion in accordance with the provisions of article 710-13 of the Luxembourg law of 10 August 1915 on commercial companies, as amended and article 1690 of the Luxembourg civil code, and not for any other purpose. Accordingly, the Buyer and the Seller agree that notwithstanding any other provision of this Agreement, the Companies shall not have any liability to any party arising out of or in connection with this Agreement.

b.Nothing in this Agreement shall affect the right to serve process in any manner permitted by law.

•CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

•WAIVER

Without limiting any other provision of any Transaction Document, the parties agree that:

(a)failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this Agreement by a party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this Agreement;

(b)a waiver given by a party is only effective and binding on that party if it is given or confirmed in writing by that party; and

(c)no waiver of a breach of a term of this Agreement operates as a waiver of another breach of that term or of a breach of any other term of this Agreement.

•GOVERNING LAW

c.The Transaction Documents and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

d.Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with the Transaction Documents or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

a.Each party irrevocably waives any right that it may have to object to an action being brought in those courts, to claim that the action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction.

Signed by the duly authorised representatives of the parties on the date of this Agreement.

Schedule 1 : Details of the Companies

Schedule 1 Details of the Companies
Part 1
25 Cabot Square S.à r.l.

Company name	25 Cabot Square S.à r.l.
RCS Luxembourg	B 184 830
Date and place of incorporation	14/02/2014, in Luxembourg
Issued share capital	Number of shares: 11,000 Denomination 1 Pound Sterling (GBP 1) Nominal Value: GBP 11,000
Registered office	19, rue de Bitbourg L-1273 Luxembourg
Managers	HGR International Investment Manager LLC Codrina Pellegrin
Kenneth MacRae

Part 2
Cabot Square Retail S.à r.l.

Company name	Cabot Square Retail S.à r.l.
RCS Luxembourg	B 184 836
Date and place of incorporation	14/02/2014, in Luxembourg
Issued share capital	Number of shares: 11,000 Denomination 1 Pound Sterling (GBP 1) Nominal Value: GBP 11,000
Registered office	19, rue de Bitbourg L-1273 Luxembourg
Managers	HGR International Investment Manager LLC Codrina Pellegrin
Kenneth MacRae

Schedule 2 : Exchange deliverables

Schedule 2 Exchange deliverables
Part 1
Seller exchange deliverables

On the date of this Agreement, the Seller shall deliver to the Buyer:

•a counterpart of the Disclosure Letter, duly executed by the Seller;

•a copy of the Data Room Index;

•a signed copy of the minutes of a meeting, or written resolution, of the board of managers of the Seller approving and authorising the Seller to enter into this Agreement, the Disclosure Letter and any of the other documents referred to in this Schedule 2, Part 1 (Seller exchange deliverables ) and to which it is a party;

•a signed copy of the minutes of the board of managers of each Company in the Agreed Form approving certain matters in connection in connection with this Agreement; and

•deliver or make available to the Buyer a legal opinion that the Seller is validly incorporated under the laws of Luxembourg and has the power and capacity to enter into this Agreement and any other documents referred to in this Schedule 2, Part 1 (Seller exchange deliverables ) and to which it is a party, issued by the Seller’s Luxembourg legal advisers in the Agreed Form.

Schedule 2 : Exchange deliverables

Part 2
Buyer exchange deliverables

On the date of this Agreement:

•the Buyer shall deliver to the Seller:

a.a counterpart copy of the Disclosure Letter, duly executed by the Buyer;

b.a signed copy of the minutes of a meeting, or written resolution, of the board of directors of the Buyer approving and authorising the Buyer to enter into this Agreement, the Disclosure Letter and any of the other documents referred to in this Schedule 2, Part 2 (Buyer exchange deliverables ) and to which it is a party; and

c.deliver or make available to the Seller a legal opinion that the Buyer is validly incorporated under the laws of Hong Kong and has the power and capacity to enter into this Agreement and any other documents referred to in this Schedule 2, Part 2 (Buyer exchange deliverables ) and to which it is a party, issued by the Buyer’s Solicitors in the Agreed Form.

•only to the extent not already paid, pay or procure that the Deposit is paid in accordance with Clause 2.1;

•procure the issue of the W&I Policy; and

•deliver to the Seller a copy of the non-subrogation and third party rights clauses of the W&I Policy and written confirmation from the insurance broker that the W&I Policy is “on cover”.

Schedule 3 : Obligations in the Interim Period

Schedule 3 Obligations in the Interim Period

1    Preservation of the Companies’ capital and assets

Save to the extent expressly provided for in Clause 6.3, the Seller shall not (in relation to paragraph 1(g) only) and, so far as it is able by the exercise of all rights and powers available to the Seller or either of the Companies (or any member appointed by the same), shall procure that the Companies shall not, during the Interim Period, without the prior written consent of the Buyer:

(a)create or issue share or loan capital or grant an option in respect of their respective share or loan capital;

(b)create, extend, grant, issue or register a new Encumbrance in respect of any of their respective assets (excluding, for the avoidance of doubt, the Property) or undertakings or give any guarantee or indemnity other than in the ordinary course of business;

(c)accept, approve or register any transfers of the Shares or any security interests;

(d)declare, make or pay a dividend or other distribution;

(e)enter into any Material Contract;

(f)depart from the usual course of their respective businesses or make a change in the nature of, or cease carrying on, their respective business;

(g)dispose or attempt to dispose of any interest in the Shares, the Property or any other security in the capital of the Companies;

(h)amalgamate or merge with any other company or concern or acquire any shares in any other company or participate in any partnerships or joint ventures;

(i)make any loan or other advance to any person (and/or make any repayment of the same);

(j)write off any debts otherwise than in the ordinary course of business;

(k)pass a resolution of their respective members in general meeting;

(l)make an alteration to their respective memorandum or articles of association;

(m)enter into any material new capital commitment or any contract involving any expenditure on capital account or the purchase of any capital equipment or other items of a capital nature in excess of £50,000, save for the renewal of commitments (including contracts or appointments) relating to the ongoing maintenance and management of the Property provided that any such commitment, contract or appointment has been Disclosed;

(n)permit the Insurance Policy or Indemnity Policy to lapse prior to Completion or do anything to make the Insurance Policy or Indemnity Policy void or voidable prior to Completion;

Schedule 3 : Obligations in the Interim Period

a.borrow any amounts from any person or increase any existing borrowing, excluding routine overdraft facilities;

b.convert, redeem or purchase its shares or make any other re-organisation of share capital;

c.pay any of their respective managers, directors and officers increased remuneration or other or additional emoluments or benefits;

d.acquire assets on hire purchase or deferred sale terms, otherwise than in the ordinary course of business;

e.dispose of fixed assets;

f.permit liens to arise on any of their respective assets, otherwise than in the ordinary course of business;

g.cause either of the Companies to become resident in the United Kingdom for Tax purposes;

h.make any change to the Tax procedures and controls which are likely to materially increase the amount of Tax payable by the Companies or which are likely to materially prejudice the Tax affairs of the Companies;

i.settle any Tax Proceedings outside the ordinary course of business; or

j.agree to do any of the above.

Schedule 4 : Completion deliverables

Schedule 4 Completion deliverables
Part 1
Seller completion deliverables

On Completion, the Seller shall deliver or make available to the Buyer:

•a counterpart copy of the Tax Deed, duly executed by the Seller;

•if applicable, a counterpart copy of the Supplemental Disclosure Letter, duly executed by the Seller together with any attachments thereto;

•a signed copy of the minutes of the meeting of the board of managers of the Seller:

a.approving the entry by the Seller into the Tax Deed and any other documents referred to in this Schedule 4, Part 1 (Seller completion deliverables ) and to which it is a party;

b.approving the transfer of the Shares, in accordance with this Agreement; and

•a signed copy of the written resolutions adopted by the Seller, as sole shareholder of the Companies:

c.acknowledging the resignations of each current manager of the Companies so as to take effect subject to and with effect from Completion and granting discharge for the duration of their mandate;

d.appointing the persons nominated by the Buyer as managers of the Companies subject to and with effect from Completion; and

e.approving the transfer of the registered office of the Companies to the address indicated by the Buyer subject to and with effect from Completion;

•a signed copy of the minutes of the board of managers of each Company in the Agreed Form:

f.approving the entry by the relevant Company into each of the documents to be signed by it pursuant to or in connection with this Agreement, cancelling any existing share certificates of the relevant Company with effect as of Completion and authorising execution of those documents by each person signing on behalf of the relevant Company;

g.approving the termination of the Management Agreements; and

h.authorising each authorised signatory of the Companies (as the case may be), on the Completion Date and immediately following Completion to:

i.record the transfer of the 25CS Shares and CSR Shares (as the case may be) to the Buyer in its register of shares;

ii.file the transfer of the registered office of the Companies (provided that such transfer is only to another address within Luxembourg) with the Luxembourg Trade and Companies Register

Schedule 4 : Completion deliverables

and record such transfer in the register of shares of each of the Companies;

i.file the appointment of the new managers and the resignation of the existing managers with the Luxembourg Trade and Companies Register; and

ii.file any notice and make any publication necessary or required in connection with the actions set out in paragraph 5(iii)(A) to paragraph 5(iii)(C) (inclusive) above;

•resignation letters of each of the current managers of the Companies, duly executed by the current managers of the Companies in the Agreed Form;

•the original register of shares of the Companies updated and executed by an authorised signatory of the Companies to show:

a.the release of the Encumbrances affecting the 25CS Shares and the CSR Shares respectively; and

b.the Buyer as the registered holder of the Shares in accordance with Clause 7.2 of the Agreement.

•in respect of the Companies:

c.an extract from the Luxembourg Registre de Commerce et des Sociétés (Trade and Companies Register); and

d.a certificat de non-inscription d’une decision judiciare (certificate of non- inscription) issued by the Luxembourg Registre de Commerce et des Sociétés (Trade and Company Register) dated at Completion and with respect to the situation of the respective Companies one business day prior to Completion; and

•deliver or make available to the Buyer a legal opinion that the Seller is validly incorporated under the laws of Luxembourg and has the power and capacity to enter into the Tax Deed and any other documents referred to in this Schedule 4, Part 1 (Seller completion deliverables ) and to which it is a party, issued by the Seller’s Luxembourg legal advisers in the Agreed Form;

•a Redemption Undertaking signed by the solicitors acting for the Lender;

•the duly executed and dated Release Documents;

•the Title Deeds Undertaking;

•all financial and accounting books and records of the Companies written up as at one Business Day before Completion, which are required to be maintained under Applicable Law (and these shall be deemed to be delivered if left at the Companies’ registered office at Completion);

•in respect of the Companies, evidence that the 2019 annual accounts of the Companies have been duly approved and filed with the Luxembourg Trade and Companies Register;

•all applicable statutory and other books of the Companies written up as at one Business Day before Completion, which shall include the certified true copy of the

Schedule 4 : Completion deliverables

deed of incorporation, the articles of association, any common seal, minute books (which shall be written up to, but not including, the Completion Date) and statutory registers (and these shall be deemed to be delivered if left at the Companies’ registered office at Completion);

•the duly executed (by all parties thereto) Deed of Termination of AMA;

•the duly executed (by all parties thereto) Notices of Termination of Domiciliation Agreements;

•the duly executed (by all parties thereto) Deeds of Termination of Company Service Agreements; and

•the duly executed (by the Companies) Notice of Termination of PMA;

•the duly executed and dated Reliance Letters (provided that the Reliance Letter in relation to the report numbered 2.6.2 within the Data Room shall not be a completion deliverable if the DP9 Appointment has not been completed prior to Completion);

•the duly executed and dated Indemnity Policy and written evidence that the premium and insurance premium tax has been paid to the relevant insurer;

•an undertaking letter from Pinsent Masons LLP in the Agreed Form relating to the HM Land Registry application to (a) close the CSR Historic Leasehold Title and (b) register the CSR New Leasehold Title;

•written evidence that the premium and insurance premium tax in respect of the ROL Endorsement has been paid to the relevant insurer;

•(if not already included in the Redemption Undertaking) an undertaking letter from Herbert Smith Freehills LLP relating to the HM Land Registry application to remove the restriction as detailed at entry 6 of the Proprietorship Register on the MS Head Leasehold Title;

•a counterpart copy of the escrow agreement relating to the Escrow Account, duly executed by the Seller; and

•a copy of the DMA, duly executed by each party thereto.
Part 2
Buyer completion deliverables

1    On Completion, the Buyer shall:

(a)deliver to the Seller a counterpart copy of the Tax Deed, duly executed by the Buyer;

(b)if applicable, deliver to the Seller a copy of the Supplemental Disclosure Letter acknowledged as received by the Buyer;

(c)deliver to the Seller a signed copy of the written resolutions of the Buyer approving the entry into the Tax Deed and any other documents referred to in this Schedule 4, Part 2 (Buyer completion deliverables ) and to which it is a party;

(d)deliver to the Seller a legal opinion that the Buyer is validly incorporated under the laws of Hong Kong and has the power and capacity to enter into

Schedule 4 : Completion deliverables

the Tax Deed and any other documents referred to in this Schedule 4, Part 2 (Buyer completion deliverables ) and to which it is a party, issued by the Buyer’s Solicitors in the Agreed Form;

a.deliver a Redemption Undertaking signed by the Buyer’s Solicitors;

b.pay the Closing Payment to the Seller;

c.procure that the Companies pay the:

i.Existing Bank Debt to the Lender; and

ii.the Estimated Existing Shareholder Indebtedness to the Seller;

d.pay or procure that (to the extent not already paid) the premium, any fees and any tax (in each case to the extent applicable) payable in respect of the W&I Policy are paid in accordance with its terms;

e.deliver to the Seller a counterpart copy of the escrow agreement relating to the Escrow Account, duly executed by the Buyer.

Schedule 5 : Warranties

Schedule 5 Warranties
Part 1 Fundamental Warranties

•Shares and share capital

(a)The Seller is the sole legal and beneficial owner of the Shares.

(b)The 25CS Shares comprise the entire allotted and issued share capital in 25CS, are fully paid up have been properly allotted and issued and are fully paid or credited as fully paid and no person has or may have the right, conditional or otherwise, to have any shares in the capital of the 25CS issued to them.

(c)The CSR Shares comprise the entire allotted and issued share capital in CSR, are fully paid up have been properly allotted and issued and are fully paid or credited as fully paid and no person has or may have the right, conditional or otherwise, to have any shares in the capital of the CSR issued to them.

(d)Other than Encumbrances to be released at Completion under the Release Documents, there is no Encumbrance on the Shares, no person has claimed to be entitled to an Encumbrance in relation to the Shares and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares.

(e)Other than pursuant to this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of the Companies (including an option or right of pre-emption or conversion) and so far as the Seller is aware no person has claimed any such right. No person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital in the Companies.

•General

(a)The Seller is a company that is duly incorporated, organised, validly existing and duly registered under the laws of Luxembourg and has the corporate power to own and sell the Shares.

(b)The Seller has the right, full power and requisite capacity and authority to, and has obtained all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to, enter into the Transaction Documents to which it is party and to perform its obligations under those Transaction Documents in accordance with their terms.

(c)This Agreement and each of the Transaction Documents entered into by the Seller constitute, or will when executed constitute, its legal, valid and binding obligations enforceable in accordance with their respective terms.

(d)Neither the execution of the Transaction Documents to which the Seller is party nor the implementation of the transactions contemplated by those Transaction Documents will (i) contravene, conflict, violate or breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents and (ii) result in a breach of Applicable Law or any contractual

Schedule 5 : Warranties

restriction binding or affecting it or any of its assets, in either case, and which would have a material adverse effect on the ability of the Seller to perform its obligations under the Transaction Documents to which it is a party.

a.So far as the Seller is aware, there are no:

i.outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Seller;

ii.lawsuits, actions or proceedings pending or, to the knowledge of the Seller, threatened against or affecting the Seller; or

iii.investigations by any governmental or regulatory body which are pending or, to the knowledge of the Seller, threatened against the Seller,

and which, in each case, has a material adverse effect on the ability of the Seller to perform its obligations under the Transaction Documents to which it is a party.

b.The Companies are duly incorporated and validly existing under the laws of the jurisdiction of their incorporation and have the legal right and corporate power and authority to own their assets and to carry on their business as conducted at the date of this Agreement.

•Ownership of the Property

(a)25CS is the sole legal and beneficial owner of the Freehold Title and the 25CS Leasehold Title.

(b)The legal title to the MS Head Leasehold Title is held by Morgan Stanley UK Group on trust for 25CS, as beneficial owner.

(c)CSR is the sole legal and beneficial owner of the CSR New Leasehold Title.

(d)The Companies would have been entitled to dispose of the 25CS Property Interests with Full Title Guarantee immediately prior to the date of this Agreement.

(e)Other than pursuant to the Transaction Documents:

(i)the Companies have not disposed of the 25CS Property Interests whether in whole or in part, or entered into any commitment, whether conditional or not, to do so;

(ii)the 25CS Property Interests are not affected by: (A) any subsisting contract for disposal of the 25CS Property Interests; (B) any option to dispose of the 25CS Property Interests; (C) any pre- emption relating to a disposal of the 25CS Property Interests; or
(D) any other disposition or agreement for disposition; and

(iii)the Companies are not party to any subsisting uncompleted agreement to acquire or dispose of any freehold or leasehold property and for the avoidance of doubt “disposal” for the purpose of this paragraph (e) shall exclude a charge, grant of a rack rented occupational lease, occupational tenancy, licence or other similar derivative interest.

Schedule 5 : Warranties

Part 2
General Warranties

(a)The Seller has not been declared bankrupt and no application has been made by the Seller or the board of managers in relation to any bankruptcy, voluntary or judicial liquidation, composition with creditors, suspension of payments, controlled management, general settlement with creditors, reorganisation or similar legal provisions affecting the rights of creditors generally in Luxembourg, and is not subject to any equivalent event in any other jurisdiction (“Insolvency Event”).

(b)The Companies are not subject to any applicable Insolvency Events in their own jurisdiction or in any other jurisdiction and the Seller has not received notice that an Insolvency Event has commenced in relation to either of the Companies.

(c)No order has been made, no petition or application has been presented, no documents have been filed with the court, and no notice of intention to appoint has been made, for the appointment of a provisional liquidator, liquidator, administrative receiver, administrator, trustee or other similar officer has taken possession of or been appointed over, and no encumbrancer has taken possession of, the Seller, the Companies or any of its property or assets. So far as the Seller is aware, there are no circumstances in existence which would entitle any person to present a petition for the winding up of either of the Companies or to appoint a receiver, or an administrator, liquidator, or manager over the whole or any part of the undertakings or assets of either of the Companies.

•Other corporate matters

(a)Neither the Seller nor any other Seller Relevant Party:

(i)is a Blocked Person; or

(ii)has been involved in Bribery.

(b)The Companies have no legal or beneficial right in any shares or other securities in any company, or any units in a unit trust, debentures, securities or other equity or debt interests of any other person or entity in any jurisdiction, nor are they party to an agreement to acquire the same.

(c)The copies of the articles of association of each of the Companies contained in the Data Room are true, accurate and complete and set out the rights and restrictions attaching to the Shares and there are no other agreements of which the Companies are a party that set out the rights and restrictions attaching to the Shares.

(d)The statutory books of each of the Companies:

(i)are in their respective possession or under their respective control;

(ii)are up to date and contain a complete and accurate record of all matters required to be entered in them by Applicable Law; and

(iii)are kept at the relevant Company’s registered office.

(e)No written notice has been received by either of the Companies that their statutory books are incorrect and/or should be rectified.

Schedule 5 : Warranties

a.Other than the audited financial statements of 25CS for the financial year ended 31 December 2018, in the last three years all returns, particulars, resolutions and documents required by the laws of Luxembourg to be filed with the Luxembourg Registre de Commerce et des Sociétés or other relevant authority in respect of the Companies have been duly filed within the applicable time limits relating to the relevant filing.

b.The Companies have conducted their business in accordance with all Applicable Laws and, so far as the Seller is aware, no allegation has been made of any breach of any Applicable Law.

c.The head office (siège de l’administration centrale) and the place of effective management (siège de direction effective) of the Companies is located at their registered office (siege statutaire) in Luxembourg; for the purposes of the EU Council Regulation No. (EU) 2015/848 in relation to insolvency proceedings (20 May 2015) (recast), the centre of main interests (centre des intérêts principaux) of the Companies is located at the address of their registered office (siège statutaire), in Luxembourg.

d.The details of the Companies set out in Schedule 1 (Details of the Companies ) are true, complete and accurate.

•Accounts

(a)The Accounts are included in the Data Room.

(b)Save as disclosed therein, the accounting policies adopted for the purpose of preparing the Accounts were the same as those adopted in preparing the financial statements of the Companies in respect of the preceding two (2) accounting periods.

(c)The 25CS Accounts comply with Luxembourg GAAP and show a true and fair view of the financial results, assets, liabilities and financial position of 25CS for the financial year ended on the Accounts Date.

(d)The CSR Accounts comply with Luxembourg GAAP and do not materially misstate the assets, liabilities and financial position of CSR as at the Accounts Date and its profit and loss for the financial period ended on that date.

(e)Since the Accounts Date:

(i)no distribution has been declared, paid or made by either Company;

(ii)neither Company has allotted or issued or agreed to allot or issue any of their respective share capital;

(iii)no loan capital has been issued, or agreed to be issued, by either Company;

(iv)neither Company has redeemed or purchased or agreed to redeem or purchase any of their respective share capital;

(v)the Companies have not created any charge over or disposed of any material assets otherwise than in the ordinary course business;

(vi)no resolution of the shareholders of the Companies has been passed (whether in general meeting or otherwise) other than as Disclosed;

Schedule 5 : Warranties

i.no change in the accounting reference date of the Companies has been made;

ii.the business of the Companies has been carried on in the ordinary course without any material interruption or material alteration in nature, scope or manner so as to maintain the Companies as a going concerns and the Companies have not made or agreed to make any payment other than routine payments in the ordinary and usual course of trading;

iii.the Companies have not borrowed or raised money or taken up any financial facilities nor repaid any borrowing or indebtedness in advance of its stated maturity;

iv.the Companies have not created, or agreed to create, any Encumbrance over its business, undertaking or over any of its assets (excluding, for the avoidance of doubt, over the Property);

v.the Companies have not acquired or disposed of, or agreed to acquire or dispose of, any business or any material asset or made or agreed to make any distribution or dividend or incurred or agreed to incur any material liability;

vi.no alteration has been made to the memorandum or articles of association of the Companies; and

vii.the Companies have paid their creditors in the ordinary course and within the credit periods agreed with those creditors.

•Management Accounts

The Management Accounts do not materially misstate the assets, liabilities, profits and losses of the Company to which they relate as at the relevant date and for the relevant period to which they relate, having regard to the basis of preparation and the purpose for which they are prepared.

•Contracts

(a)All Material Contracts are included in the Data Room.

(b)The Companies are not in breach of or in default under any Material Contract, commitment or arrangement to which it is a party; and no party with whom the Companies have entered into any agreement, arrangement or obligation has given notice to the Companies of its intention to terminate, or has sought to repudiate or disclaim, such agreement, arrangement or obligation and, so far as the Seller is aware, no other party is in material breach of any Material Contract.

(c)There are no Material Contracts to which either of the Companies is a party which could be terminated by a third party upon a change of control of the relevant Company.

(d)Neither Company has nor has it ever agreed to become a participant in or member of a joint venture, consortium, partnership or other unincorporated association.

(e)The Companies are not a party to any agreement or arrangement for sharing commissions or other profit or income.

Schedule 5 : Warranties

•Conduct of business

(a)The Companies have at all times complied in all material respects with all Applicable Law.

(b)So far as the Seller is aware, the Companies’ respective officers, agents or employees (during the course of their duties in relation to them) have not in any material respect committed or omitted to do anything, the commission or omission of which is or could be in contravention of an act, order, regulation, any applicable laws or the like giving rise to a penalty, default proceedings or other liability on its part.

(c)So far as the Seller is aware, no investigations by, or on behalf of, a governmental or regulatory body in respect of the affairs of the Companies are taking place or pending.

(d)So far as the Seller is aware:

(i)each of the Companies has obtained all material licences required to carry on its business as it is currently carried on;

(ii)all such licences and regulatory authorisations are valid and subsisting; and

(iii)neither of the Companies has received written notice alleging material breach of any such licence or regulatory authorisation or advising that it will not be renewed.

(e)Neither of the Companies have bank accounts, other than as Disclosed.

(f)Each of the Companies complies with the provisions of the Luxembourg law of 31 May 1999 concerning the domiciliation of companies, as amended.

•Assets

All assets used in the business of the Companies at the date of this Agreement are owned by the Companies or used by the Companies under an equipment lease, operating lease, hire purchase agreement, licence or similar arrangement to which the Companies are a party.

•Finance and Liabilities

(a)Save for ongoing expenditure under the existing service contracts relating to the Property each of which has been Disclosed, since the Accounts Date the Companies have not incurred or agreed to incur material capital expenditure, incurred or agreed to incur material capital commitments or disposed of or agreed to dispose of capital assets.

(b)All dividends and distributions declared, made or paid by the Companies were declared, made or paid in accordance with its articles of association and applicable law.

(c)Other than in relation to the Existing Bank Debt and the Existing Shareholder Indebtedness, the Companies have no loan capital or other indebtedness outstanding and has not entered into any swap or other derivative or hedging instrument which has not been closed out at Completion.

Schedule 5 : Warranties

a.Save for in relation to the Existing Bank Debt, the Companies do not have any Encumbrance subsisting over the whole or any part of their present or future revenues or assets (excluding, for the avoidance of doubt, over the Property).

b.With effect from the release of security relating to the Existing Bank Debt to be released at Completion pursuant to the Release Documents and repayment of the Existing Shareholder Indebtedness, the Companies will not have any borrowing or other indebtedness, obligations or liabilities in the nature of borrowing or any other obligations or liabilities in the nature of borrowing (including contingent, disputed or unquantified liabilities) other than routine overdraft facilities.

c.No borrowing of the Companies has become or is now due and payable, or capable of being declared due and payable, before its normal or originally stated maturity and no demand or other notice requiring the payment or repayment of money before its normal or originally stated maturity has been received by the Companies.

d.Save for the Existing Shareholder Indebtedness, there is no outstanding obligation of the Companies under any agreement or arrangement between the Companies and any member of the Seller’s Group, any manager or former manager of the Companies, or any of their connected parties.

•Litigation

(a)The Companies are not engaged (whether as claimant or defendant or otherwise) in any formal legal proceeding (whether civil or criminal), arbitration, tribunal, administrative, mediation or other legal proceedings or investigation.

(b)No such proceedings as are described in paragraph 9(a) are pending or, so far as the Seller is aware, threatened by or against the Companies and, so far as the Seller is aware, there are no circumstances that exist likely to give rise to any such proceedings.

(c)No governmental or investigation or enquiry (whether formal or otherwise) concerning the Companies is pending or, so far as the Seller is aware, has been threatened and, so far as the Seller is aware, there are no circumstances that exist likely to lead to any such investigation or inquiry.

(d)There is no order, decree or judgment of any court or any governmental agency or regulatory body outstanding against the Company and no undertaking or assurance has been given by the Companies to any court or governmental agency or regulatory body.

•Insurance

(a)Details of all insurance policies in the name of the Companies (or otherwise relating or benefitting the Companies) that are current as at the date of this Agreement have been Disclosed (“Company Insurance Policies”).

(b)In relation to the Company Insurance Policies:

(i)all premiums due and payable on the insurance policies have been paid when due;

(ii)no premium is currently outstanding;

(iii)no claim has been made and no claim is outstanding either by the insured or by the insurer under any of the Insurance Policies and, so far as the

Schedule 5 : Warranties

Seller is aware, there are no circumstances that exist likely to give rise to any such a claim;

i.the Company Insurance Policies are in full force and effect and, so far as the Seller is aware, nothing has been done or omitted to be done whereby any Insurance Policy is void or voidable; and

ii.the Companies have not received written notice from the insurers that any such policy is void or voidable.

•Property

(a)The Property Documents are in the Companies’ possession held by the Seller’s Solicitors to the order of the Lender but otherwise free from Encumbrances.

(b)Insofar as the Seller is aware, it has disclosed to the Buyer all property deeds, property, property agreements, agreements relating to the Works, leases and licences that subsist and affect (i) the 25CS Property Interests and/or (ii) the Works carried out by or on behalf of the Companies at the Property.

(c)The Property is the only real property (of whatever tenure) at any time owned, leased, controlled, occupied, vested in or in possession of the Companies, or in which the Companies have or had any estate, right, interest or liability (whether contingent or otherwise), whether in the United Kingdom or elsewhere and the Companies do not have any actual, contingent or potential obligations or liabilities in relation to any freehold or leasehold property other than the Property.

(d)Save for the Existing Bank Debt, there are no mortgages, legal charges, or other loan security in respect of the 25CS Property Interests.

(e)Insofar as the Seller is aware, the Replies to Property Enquiries are true, accurate and complete and did not omit any information which if disclosed would make any information contained within the Replies to Property Enquiries untrue or misleading.

•Employees and pensions

(a)The Companies do not employ and never have employed any person, and have not made any offer of employment to any person.

(b)The Companies have not since their establishment employed or engaged any employees or consultants (other than professional advisers in their capacity as such) or entered into any arrangements regarding any contract of employment or contract of service or consultancy.

(c)The Companies have never operated or participated in any schemes or arrangements committing or providing for retirement and/or death benefits and/or ex gratia pensions and/or arrangements on termination of employment (whether voluntary or not) and/or during periods of sickness or disablement in relation to any person or for the benefit of dependants of any such persons, nor has any proposal to establish any such agreement or arrangement been proposed, announced or agreed.

•Powers of Attorney

Other than pursuant to the Management Agreements, neither of the Companies has given any power of attorney or other authority which is still outstanding or

Schedule 5 : Warranties

effective or will continue to be effective after Completion to any person to enter into any contract, agreement, obligation, instrument or arrangement on its behalf.

•Intellectual Property

The Companies have not received any notice of any claim that the operation of the Companies have infringed the Intellectual Property Rights of a third party and the Seller is not aware of any circumstances that exist which are likely to give rise to such a claim.

•Tax

(a)Each of the Companies is and has always been resident for Tax purposes in Luxembourg (including for the purposes of the 1967 Luxembourg-UK Double Taxation Convention (as amended)) and in no other jurisdiction and has no taxable branch, agency, permanent or fixed establishment, or other taxable presence, in any other jurisdiction (other than the Property).

(b)Each of the Companies has paid all Tax which has fallen due (including by way of deduction), there is no Tax liability in respect of which the date for payment has been postponed by agreement with the relevant Tax Authority specific to that taxpayer or by virtue of any right under any Tax legislation and it has not become liable to pay any material interest, penalty, fine or default surcharge in connection with any Tax.

(c)The Companies have each properly made all material deductions, withholdings and retentions required to be made by it and have accounted for all such deductions, withholdings and retentions to each relevant Tax Authority.

(d)Each of the Companies have properly and duly submitted all returns and supplied all notices for the purposes of Tax required to have been made or supplied to any Tax Authority within the required time limits and none of the said returns or notices contains any material inaccuracy or material omission or is misleading to any material extent and none have been disputed by any Tax Authority nor, so far as the Seller is aware, are likely to be disputed by any Tax Authority.

(e)Neither of the Companies is, nor has it in the past six years ever been, the subject of any material investigation, audit or enquiry by, or in dispute, with any Tax Authority and so far as the Seller is aware no such material investigation, audit, enquiry or visit is expected.

(f)All material records which each Company is required to keep for Tax purposes or which are necessary to calculate that Company’s liability to Tax (including on any future disposal of its assets) have been duly kept and are in the possession of that Company.

(g)CSR is registered for VAT in the UK with VAT registration number 182 3524 14.

(h)CSR has opted to tax the CSR Property Interest with effect from 21 February 2014.

(i)Each Company has complied in all material respects with all Tax legislation concerning VAT, and has made, obtained and kept up to date accurate records, invoices and other documents appropriate or requisite for the purposes of such Tax legislation.

Schedule 5 : Warranties

a.25CS is registered as a “contractor” within the meaning of Chapter 3 of Part 3 of the Finance Act 2004 (Construction Industry Scheme) and has fully complied with its duties and obligations in connection with the construction industry scheme.

b.CSR is not registered and has not been required to register as a “contractor”, “deemed contractor” or a “sub-contractor” within the meaning of Chapter 3 of Part 3 of the Finance Act 2004 (Construction Industry Scheme).

c.The 25CS Property Interests are, and have at all times been, held by 25CS as an investment asset and not as trading stock.

d.The CSR Property Interest is, and has at all times been, held by CSR as an investment asset and not as trading stock.

e.Neither 25CS nor CSR acquired the 25CS Property Interests nor the CSR Property Interest with the sole or a main object or purpose of realising a profit or gain from disposing of all or part of those interests in application of Part 8ZB of CTA 2010.

f.Each Company has paid all stamp duty land tax which it is liable to pay and has made all land transaction returns it is required to make within relevant time limits.

g.The Accounts include proper provision or reserve, as at the Accounts Date, in accordance with applicable accounting standards for Taxation.

h.Since the Accounts Date, as far as the Seller is aware no event has occurred outside the ordinary course of events for either Company which has given rise to a material tax liability.

i.Each Company has duly made all material claims, elections or consents in respect of Tax which are assumed to have been made for the purposes of the Accounts.

j.No Tax Authority has agreed to operate any special arrangement (being an arrangement not available to taxpayers generally and not specifically provided for in tax legislation) in respect of the Tax affairs of each Company.

k.The Companies have received confirmation from HM Revenue & Customs of their entitlement to receive UK rental income in respect of the Property gross, and such entitlement remains valid and in full effect and has been notified to the letting agent or tenant as appropriate.

l.All financing costs accrued for and/or paid by either Company prior to 6 April 2020 are and have been fully deductible for Tax purposes.

m.The market value of the Property at 31 March 2019 determined by a third party valuation undertaken by Knight Frank was £335,000,000, such valuation being based on costs to complete a refurbishment to the property of £27,797,188.

n.Neither Company has made an election under paragraph 4 of Schedule 4AA TCGA 1992 and the Accounts have not been prepared on the basis that such an election will be made.

o.Neither Company has been required to operate any system in respect of employment Taxes and has not granted share options or securities to any individual.

Schedule 5 : Warranties

a.Neither Company has entered into any indemnity, covenant or guarantee with respect to Tax under which, so far as the Seller is aware, it is likely to be required to make payment after Completion.

b.Neither Company has entered into any transaction in the last six years in relation to which it was required to disclose information to HMRC under part 7 FA 2004 or VATA Schedule 11A.

(aa) No notice, enquiry or adjustment has been made by any Tax Authority in connection with the arm’s length terms of any transactions or arrangements entered into by that company and the processes by which prices and terms have been arrived at.

(bb) So far as the Seller is aware, neither entering into this Agreement nor Completion will result in the withdrawal of any relief claimed by either Company or in any profit or gain being deemed to accrue to either Company for Tax purposes.

(cc) On 12 June 2020 the Seller granted an interest-free loan facility (the “IFL”) to 25CS to cover the total amount owed by 25CS to the Seller under the previous facilities between the Seller and 25CS granted on 26 March 2014 and 5 September 2017 and amended on 1 April 2019 and again on 1 April 2020 (the “IBLs”). Although it was the intention of the Seller and 25CS for the IFL to be denominated in GBP (£ sterling) and the amount actually drawn down under the IFL was GBP 137,818,468.27, both the IFL and the novation agreement between the Seller and 25CS entered into on 12 June 2020 with effect from 1 April 2020 erroneously showed the amounts under the IFL in EUR.

Schedule 6 : Buyer Warranties

Schedule 6 Buyer Warranties

•The Buyer is a company that is duly incorporated, organised, validly existing and duly registered under the laws of the jurisdiction of its incorporation.

•The Buyer has the right, full power and requisite capacity and authority to, and has obtained all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to, enter into the Transaction Documents to which it is party and to perform its obligations under those Transaction Documents in accordance with their terms, and has obtained all necessary authorisations and consents to enable it to do so.

•Neither the execution of the Transaction Documents to which the Buyer is party nor the implementation of the transactions contemplated by those Transaction Documents will (i) contravene, conflict, violate or breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents and (ii) result in a breach of Applicable Law or any contractual restriction binding or affecting it or any of its assets, in either case, and which would have a material adverse effect on the ability of the Buyer to perform its obligations under the Transaction Documents to which it is a party.

•The Buyer is not subject to an Event of Insolvency, either in its own jurisdiction or in any other jurisdiction.

•There are no:

(a)outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Buyer;

(b)lawsuits, actions or proceedings pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer; or

(c)investigations by any governmental or regulatory body which are pending or, to the knowledge of the Buyer, threatened against the Buyer,

and which, in each case, has or could have a material adverse effect on the ability of the Buyer to perform each of its obligations under the Transaction Documents to which it is a party.

•Neither the Buyer nor any other Buyer Relevant Party:

(a)is a Blocked Person; or

(b)has been involved in Bribery.

Schedule 7 : Limitations

Schedule 7 Limitations

•The Seller is not liable in respect of any Claim or Tax Warranty Claim to the extent that a fact, matter or circumstance giving rise to the Claim or Tax Warranty Claim is Disclosed:

a.in respect of the Warranties given on the date of this Agreement, in the Disclosure Letter or the documents listed in the Data Room Index; and

b.in relation to the Warranties given immediately prior to Completion, in the Disclosure Letter, the documents listed in the Data Room Index or the Supplemental Disclosure Letter.

•The Seller is not liable in respect of any Claim to the extent that:

c.a fact, matter or circumstance giving rise to the Claim is provided for or otherwise taken into account in the Completion Statement or the Accounts, or is otherwise taken into account in the calculation of the Consideration;

d.the Claim arises or is increased as a result of any change in the accounting bases, policies, practices or methods of the Companies after Completion other than where such change is to comply with Luxembourg GAAP in force as at the date of this Agreement; or

e.the Claim arises or is increased as a result of any change in the law, withdrawal of any extra-statutory concession previously made by a Tax Authority (whether or not the change purports to be effective retrospectively in whole or part) or any other published interpretation of the law published by a governmental authority, in each case announced and coming into force after Completion.

•The provisions of the Tax Deed shall operate to extinguish, reduce or mitigate the Seller’s liability in respect of any Tax Claim as if they were set out in full in this Agreement with the appropriate changes.

•The maximum aggregate liability of the Seller (the “Agreed Cap”) in respect of all Claims and Tax Claims (including, in each case, any amount by which that payment should be increased pursuant to Clause 14.7 and/or the Tax Deed and the Buyer’s costs of recovery) shall not exceed £1.00 (one Pound Sterling), and the Buyer’s sole recourse in the event of a Claim or a Tax Claim (save for up to £1.00) shall be in respect of the W&I Policy. The maximum aggregate liability of the Seller in respect of all other claims under this Agreement (that are neither Claims nor Tax Claims) (including any amount by which that payment should be increased pursuant to Clause 14.7 and/or the Tax Deed and the Buyer’s costs of recovery) shall not exceed the Property Value.

•The Agreed Cap shall apply notwithstanding:

(i)any other provision of this Agreement or any other Transaction Document;

(ii)any provision of the W&I Policy;

(iii)any failure to recover (in whole or in part) under the W&I Policy (including, its vitiation, expiry or termination, the insolvency of the insurer or any failure to take out the policy); or

Schedule 7 : Limitations

i.the W&I Policy not being effective or not coming into force.

•If the Seller has made a payment to the Buyer in respect of a Claim or a Tax Claim (“Claim Amount”) and, after that payment is made, any member of the Buyer’s Group receives any payment, benefit or credit (including any benefit in relation to Tax) by reason of the fact, matter or circumstance to which the Claim or a Tax Claim relates (“Recovery Amount”), then the Buyer shall, as soon as reasonably practicable repay to the Seller or another member of the Seller’s Group, an amount equal to the lesser of the Claim Amount and the Recovery Amount.

•Any claim under this Agreement (other than a Tax Claim) shall be deemed to be withdrawn (if it has not been previously satisfied, settled or withdrawn), and no new claim may be made in respect of the facts giving rise to such claim, unless legal proceedings in respect thereof have been commenced within 6 months of the giving of written notice of the claim. For this purpose such legal proceedings shall not be deemed to have commenced unless issued, provided that this 6 month time limit shall not start to run in relation to a contingent or unquantifiable claim until such claim becomes an actual liability or capable of being quantified.

•The Seller is not liable in respect of a Claim or Tax Claim (as the case may be) unless:

(i)either:

(1)in the case of a Tax Claim, notice has been given to the Seller in accordance with the provisions of Clause 4.1 of the Tax Deed; or

(2)in the case of a Claim, the Buyer gives the Seller notice describing reasonable details of the Claim,

(each being a “Claim Notice”);

(ii)the Claim Notice is received by the Seller no later than:

(1)seven years after the Completion Date in respect of a Tax Claim; and

(2)two years after the Completion Date in respect of any Claim.

•Upon the Buyer notifying the Seller of a Claim or Tax Claim or a matter or event which may lead to a Claim or Tax Claim being made against the Seller, the Buyer shall and shall procure that the Companies shall give the Seller and its advisers such access as the Seller may reasonably request to the records and information of the Companies and such reasonable access upon reasonable notice to the premises (including the Property). Further, the Buyer shall, and shall procure, in so far as it is able to do so, that the Companies preserve and keep safe all information, books, records and documents (including any of the same which may be in electronic form) relating to the Companies, their affairs, assets and liabilities which are or may be relevant in connection with any matter which may give rise to a Claim or Tax Claim for the period within which the Seller may be liable including with respect to an outstanding Claim or Tax Claim.

•The Buyer shall not be entitled to recover damages or obtain payment, reimbursement, restitution, indemnity or other benefit more than once in respect of any one liability or loss. The Seller shall be under no liability in respect of any claim under this Agreement if (but only to the extent that) the loss occasioned

Schedule 7 : Limitations

thereby has been otherwise previously recovered by the Buyer (or, as the case may be, the Companies) under any provision of this Agreement or the Tax Deed.

•Nothing in this Agreement shall be deemed to relieve the Buyer from any obligation which it has common law and/or under general law to mitigate any loss or damage which it may suffer or incur as a consequence of any breach of this Agreement or in relation to any other matter, event or circumstances which gives rise to a claim.

•No limitation placed upon the liability of the Seller (whether as to amount, time or otherwise) shall apply in relation to any Claim (or the delay in discovery of the subject matter of the claim or that it is claimable) by the Buyer which is the consequence of fraud or fraudulent misrepresentation by the Seller or, prior to Completion, by the Companies.

•Any payment made by the Seller or any other person in respect of any Claim or Tax Claim shall be deemed to be a reduction of the Consideration to the extent legally possible.

Schedule 8 : Consideration adjustment

Schedule 8 Consideration adjustment
Part 1 Completion Statement

•Completion Statement

(a)The Seller shall, as soon as reasonably practicable, but not more than 20 Business Days after the Completion Date, prepare and deliver to the Buyer a draft of the Completion Statement on the basis of preparation set out in Part 2 of this Schedule 8 (Consideration adjustment ) together with the relevant supporting documentation (the “Draft Completion Statement”).

(b)The Buyer shall notify the Seller in writing within 20 Business Days after receipt of the Draft Completion Statement whether or not the Buyer agrees with the Draft Completion Statement. If the Buyer does not so agree, such notification by the Buyer shall notify the Seller of which items in the Draft Completion Statement are in dispute (the “Disputed Details”), the reasons for such disputes (such reasons to be limited to non-compliance with the accounting policies set out in this Schedule 8, Part 2 (Accounting policies ) or mathematical error) and the quantification of the adjustments that, in the Buyer’s view, should be made to the Draft Completion Statement for it to have been prepared in accordance with this Schedule 8, Part 2 (Accounting policies ) (or a request for such information as it reasonably requires in order to provide a quantification of the adjustments that, in the Buyer’s view, should be made). Any matter or item in relation to the Draft Completion Statement not included by the Buyer within the Disputed Details will be deemed to be agreed by the Buyer for the purposes of the final determination of the Completion Statement in accordance with this Schedule 8 (Consideration adjustment ).

(c)If the Buyer does not provide written notification to the Seller of any Disputed Details within the 20 Business Day period set out in paragraph 1(b) of this Schedule 8, Part 1 (Completion Statement ) above, the Draft Completion Statement shall constitute the Completion Statement for the purposes of this Agreement.

(d)In the event that the Buyer raises Disputed Details pursuant to paragraph 1(b) of this Schedule 8, Part 1 (Completion Statement ) above, the Buyer and the Seller will meet and discuss in good faith the Disputed Details in order to seek to reach agreement upon such adjustments (if any) to the Draft Completion Statement as are acceptable to the Buyer and the Seller in order to put such draft document in final form.

(e)If the Buyer and the Seller are unable to resolve all matters in dispute within 5 Business Days following the notification by the Buyer of the Disputed Details in accordance with paragraph 1(b) of this Schedule 8, Part 1 (Completion Statement ), the unresolved Disputed Details (but no other matters) will, within 5 Business Days, be referred for determination on the application of the Seller or the Buyer to the Accounting Firm for determination in accordance with paragraph 2 (Determination by the Accounting Firm ) of this Schedule 8, Part 1 (Completion Statement) below and such Accounting Firm engaged.

•Determination by the Accounting Firm

(a)If either or both of the Parties refers a dispute to the Accounting Firm in accordance with paragraph 1(e) of this Schedule 8, Part 1 (Completion Statement ), such Accounting Firm shall be engaged by the Parties jointly.

Schedule 8 : Consideration adjustment

a.Each Party shall give access or procure access to be given to the other Party and its accountants, upon reasonable request by the other Party and at that Party’s cost and during normal business hours, to all books and records, documents, information, data and financial affairs relating to the Companies and the Property and all other relevant information relating to:

i.the preparation and review of the Draft Completion Statement pursuant to this Schedule 8 (Consideration adjustment ); and

ii.any matters which may be in dispute in connection with the same to enable each Party to prepare its own statement of the matters in dispute.

b.The Parties shall prepare a written statement on the matters in dispute which (together with the relevant supporting documents) shall be submitted, as soon as reasonably practicable and within 5 Business following the appointment of the Accountancy Firm pursuant to paragraph 2(a) above, to the Accounting Firm for review and determination of the matter(s) in dispute, provided that the Accounting Firm shall be instructed to adjudicate on the unresolved Disputed Details and make any necessary adjustments to the Draft Completion Statement in accordance with this Agreement (such that any adjustments shall not fall outside of the parameters set by at least one Party) and to adopt those parts of the Draft Completion Statement that are not in dispute.

c.The Accounting Firm shall be restricted in its determination of any matter referred to it, to the range of values between the value proposed by the Seller in respect of such matter in the Draft Completion Statement, and the value proposed by the Buyer in respect of such matter in the Disputed Details.

d.The Parties shall use their respective reasonable endeavours to procure that the Accounting Firm shall, as soon as practicable (and, to the extent possible, not later than 20 Business Days following the appointment of the Accounting Firm) and having considered the written statements and the supporting documentation provided by both Parties, prepare a statement specifying what adjustments (if any) are necessary to the Draft Completion Statement in order for it to have been prepared in accordance with this Agreement. The Draft Completion Statement, as adjusted for any Disputed Details agreed between the Parties pursuant to paragraph 1(d) of this Schedule 8, Part 1 (Completion Statement ), and as amended and adjusted for any matters remaining in dispute that were determined by the Accounting Firm, shall be the Completion Statement for the purposes of this Agreement. The Completion Statement so determined, in the absence of fraud or manifest error, shall be final and binding on the Parties.

e.The Accounting Firm shall act as expert and not as arbitrator.

f.The Seller and the Buyer shall provide or procure the provision by their respective accountants to the Accounting Firm of all such information within their respective possession or control as the Accounting Firm shall reasonably require for the purpose of making any decision under this Schedule 8, Part 1 (Completion Statement).

g.The Accounting Firm shall be entitled:

h.to require the Parties and their respective accountants to attend one or more meetings and to raise enquiries of them about any matters which the Accounting Firm considers relevant;

Schedule 8 : Consideration adjustment

(ii)in the absence of agreement between the Parties, to determine the procedure to be followed in undertaking the expert determination, insofar as the procedure is not set out herein; and

(iii)at its sole discretion, to appoint reasonable advisers (including legal advisers) to assist it in the determination of the matters in dispute.

(i)If the Accounting Firm shall be or become unable or unwilling to act then, in the absence of agreement between the Parties to appoint a substitute Accounting Firm, such substitute Accounting Firm shall be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of both Parties.

(j)The costs of the Accounting Firm (including its expenses and the reasonable costs of the Accounting Firm) shall be borne by Parties in such proportions as the Accounting Firm shall determine in its absolute discretion (or, in the absence of any such determination, by the Parties in equal amounts).

Part 2 Accounting policies

•General basis for preparation

The following accounting principles, bases, conventions, rules and estimation techniques shall be applied in the preparation of the Completion Statement:

a.first, according to the specific accounting principles, policies, bases, practices, procedures, treatments, conventions, rules, methods, categorisations and estimation techniques set out in paragraph 2 (Specific accounting policies ) below;

b.secondly, and subject to paragraph 1(i) above, using the accounting principles, policies, bases, practices, procedures, treatments, conventions, rules, methods, categorisations and estimation techniques as were used in the preparation of the Accounts and applied on the basis consistent with their application in the Accounts, including in relation to the exercise of accounting discretion and management judgement; and

c.thirdly, and subject to paragraph 1(i) and paragraph 1(ii) above, by reference to the Relevant Standards as at the Accounts Date.

For the avoidance of doubt, paragraph 1(i) shall prevail over paragraph 1(ii) and paragraph 1(iii), and paragraph 1(ii) shall prevail over paragraph 1(iii).

•Specific accounting policies

The following shall be applied to the Completion Statement as required by paragraph 1 (General basis for preparation):

d.the Completion Statement shall be drawn up, from the nominal ledgers of the Companies, to show the Completion NAV;

e.the Completion Statement shall be in substantially the same form as the pro-forma Completion Statement at this Schedule 8, Part 2 (Accounting policies ) provided that, where there is a conflict between the specific accounting policies in this Schedule 8, Part 2 (Accounting policies) and the

Schedule 8 : Consideration adjustment

format of the pro-forma Completion Statement in Schedule 8, Part 3 (Pro- forma Completion Statement ), the specific accounting policies in this Schedule 8, Part 2 (Accounting policies) shall take precedence;

a.the Completion Statement shall be denominated in Pounds Sterling. Assets and liabilities in the Completion Statement denominated in a currency other than Pounds Sterling shall be converted into Pounds Sterling at the relevant exchange rate prevailing at the close of business on the Completion Date as shown in the London Edition of the Financial Times, or such other point of reference as the Parties shall agree in writing;

b.account shall only be taken of information and events after the Effective Time up to the time at which the Draft Completion Statement is delivered by the Seller to the Buyer under Schedule 8, Part 1 (Completion Statement ) (the “Cut-Off Time”) and only to the extent they provide evidence of conditions that existed at the Effective Time;

c.the provisions of this Schedule 8 (Consideration adjustment ) shall be interpreted so as to avoid the double counting (whether positive or negative) of any item to be included in the Completion Statement;

d.no materiality is to be applied in the preparation of the Completion Statement;

e.the Completion Statement shall be prepared as if the Effective Time were the last day of a tax and financial reporting year end and applying procedures that would customarily be adopted at a financial year end, including detailed analysis of prepayments and accruals, appropriate cut- off procedures and eliminating intra-group balances (i.e. balances owing between 25CS and CSR) together with any unrealised intra-group profits or unreconciled debits;

f.the Property shall be valued at the Property Value and no other non- current assets (whether tangible or intangible) shall be included in the Completion Statement;

g.no provision, accrual or reserve will be included in the Completion Statement in respect of the condition, state of repair, decoration or structure (including dilapidations) of the Property, including in respect of future refurbishment or capital costs including the cost of re-instating the space vacated by any former tenant, or in respect of any claims or potential claims, penalties or remedial work or liabilities associated with or resulting from the condition, state of repair, decorations or structure of the Property or for any past or future environmental liabilities. For the avoidance of doubt, this paragraph (ix) shall not serve to exclude liabilities in respect of goods and services received prior to the Effective Time and payable by the Companies after the Effective Time;

h.the Completion Statement shall provide for periodic income and periodic expenses of the Companies occurring on the Completion Date to be apportioned equally as between the Seller and the Buyer;

i.Arrears are dealt with in Schedule 9 (Property related matters) and no asset for Arrears or provision against Arrears shall be included in the Completion Statement;

Schedule 8 : Consideration adjustment

a.matters relating to service charge for the Property, including in relation to service charge advance payments and expenditures and in relation to the Estate Service Charge, are dealt with in Schedule 9 (Property related matters ), and no asset or liability (other than assets or liabilities in respect of amounts receivable from, or payable to, a Tax Authority at the Effective Time in respect of VAT) for these matters shall be included in the Completion Statement;

b.the Completion Statement shall exclude any liability in respect of the Claims (as defined in Schedule 10 (Escrow)) and any associated legal costs thereon;

c.the Completion Statement shall be prepared on the basis that the Companies are each a going concern and shall, except as specifically required elsewhere in this paragraph 2, exclude the effect of change of control or ownership of the Companies and will not take into account the effects of any post-Completion reorganisations or the post-Completion intentions or obligations of the Buyer;

d.any borrowings or liabilities in the nature of borrowing, including the Existing Shareholder Indebtedness and the Existing Bank Debt, shall be included as a liability in the Completion Statement at their full redemption value, including principal amounts, accrued interest and any other charges such as early settlement fees, security release fees, breakage costs, and the termination value of any associated financial derivative or hedging instruments to the extent actually triggered and payable as a consequence of the transaction the subject of this Agreement;

e.no provision shall be made for any deferred tax asset or liability;

f.except as specifically required elsewhere in this paragraph 2, the Completion Statement shall not include any contingent liabilities, off balance sheet arrangements or commitments (including, for these purposes, commitments in respect of leases and capital commitments);

g.no liability shall be included in relation to amounts due in respect of the W&I Policy;

h.the aggregate sum of all Rent Free Top Ups shall be included as a liability in the Completion Statement;

i.an asset shall be included in the Completion Statement in respect of tenant deposits only to the extent a corresponding liability is also included;

j.an asset for prepayments shall be included in the Completion Statement in respect of amounts paid by the Companies prior to the Effective Time in relation to goods and services to be received after the Effective Time only to the extent the benefit of which will be receivable to the Companies following Completion;

k.no asset shall be included in the Completion Statement for (i) amounts owing to the Companies from the previous property manager, Knight Frank, (ii) amounts owing to the Companies from Castle Water in respect of duplicate payments;

l.no asset shall be included in the Completion Statement in respect of capitalised tenant incentives, capitalised debt issue, loan arrangement, or

Schedule 8 : Consideration adjustment

financing fees, capitalised leasing or agent fees or commissions, or capitalised development costs;

a.any amounts received or receivable in advance in respect of income relating to periods after the Effective Time shall be included as a liability in the Completion Statement as deferred income;

b.any insurance claims received or receivable shall be valued at zero, except to the extent that the Companies had made a payment or recognised a payable on or before the Effective Time in respect of the matter to which the insurance claim receipt or receivable relates, in which case such insurance claim receipt or receivable shall be valued at the lower of the amount received or receivable, and the amount of the payments made or payable recognised;

c.the Completion Statement shall include a liability for all goods and services received and capital expenditure incurred by the Companies prior to the Effective Time (including retentions), including a pro rata accrual for audit, accounting, tax and consulting fees (including advisory fees in respect of Tax returns relating to periods including the current tax accounting period up the Effective Time), calculated based on the corresponding fees incurred by the Companies in the period covered by the Accounts and in each case only to the extent that such amounts are outstanding and unpaid and payable by the Companies after the Effective Time;

d.the Completion Statement shall include a liability for any of the Seller’s costs (including irrecoverable VAT) related to the transaction contemplated by this agreement, to the extent payable by the Companies after the Effective Time;

e.the Completion Statement shall include a liability for any costs relating to the termination of the Management Agreements to the extent payable by the Companies after the Effective Time;

f.the only liability that shall be included in the Completion Statement in respect of the Works shall be a liability in respect of costs incurred (including retentions and professional fees), but not paid, by the Companies before the Effective Time; and

g.other than in respect of reasonable and proper costs incurred, but not paid, by the Companies before the Effective Time, and without double counting, the only liability that shall be included in the Completion Statement in respect of the Outstanding Management Matters shall be a liability equal to the maximum aggregate sum of £60,000, less any amounts that have been paid by the Companies in respect of such matters prior to the Effective Time.

Part 3
Pro-forma Completion Statement

Schedule 9 : Property related matters

Schedule 9
Property related matters

•Service Charge

Where there is a reference in this Schedule 9 (Property related matters ) to the Buyer procuring that the Companies do something, such obligation shall be construed as procuring that any successors in title to the Companies does that thing including, for the avoidance of doubt, the relevant landlord from time to time.

•Service Charge

This paragraph 2 (Service Charge) applies to the treatment of expenditure on goods and services in respect of the Property (including, for the avoidance of doubt, the Estate Service Charge and utilities) that the Companies have paid at the Effective Time and for which there is an entitlement to recovery under the Occupational Leases (“Service Charge Expenditure”), service charge payments paid or payable at the Effective Time by the Companies (including for the avoidance of doubt where the Companies have been funded by the Seller) in respect of both unlet areas and limits on amounts recoverable under the Occupational Leases (including in relation to non-recoverable capital expenditures, including but not limited to façade works and internal decorations) (“Seller Service Charge Contributions”), with no double counting with the foregoing, and any service charge payments paid by the Companies (including for the avoidance of doubt where the Companies have been funded by the Seller) in respect of units for which there is an entitlement to recovery under the Occupational Leases but which have not been paid (“Shortfall”).

(a)Service Charge Expenditure for any service charge period prior to the Current Service Charge Year which is recoverable from Tenants and has been invoiced to Tenants but not paid by Tenants, (if any) is to be retained by the Companies when collected following Completion, save for the Shortfall which shall be treated as Arrears to which paragraph 6 (Arrears ) of this Schedule 9 (Property related matters) applies.

(b)The Seller shall procure that the Service Charge Expenditure for the Current Service Charge Year is reconciled as soon as is reasonably practicable following Completion and, in any event, no later than three calendar months following Completion (the “Reconciliation Day”).

(c)As soon as reasonably practicable, and in any event, on or before the Reconciliation Day, the Seller shall provide the Buyer with a statement showing, in respect of the Current Service Charge Year up to Completion:

(i)the amount of Service Charge Expenditure actually incurred by or on behalf of the Companies;

(ii)a due proportion of the Service Charge Expenditure payable by the Occupational Tenants (on a per tenant basis);

(iii)the Service Charge Advance Payments;

(iv)any shortfall in recovery of the Service Charge Expenditure due to unlet areas and limits on amounts recoverable under the Occupational Leases and which will be funded by the Seller Service Charge Contributions; and

(v)any Shortfall,

Schedule 9 : Property related matters

and in respect of the service charge year ending March 31 2020 (the “Preceding Service Charge Year”):

1.the amount of Unpaid Service Charge Expenditure in respect of the Preceding Service Charge Year and whether that Unpaid Service Charge Expenditure is (A) standing to the credit of a bank account in the name of the relevant Company or is otherwise being held on behalf of the relevant Company or (B) has been recharged to the tenants but has not been paid by the tenants; and

2.any Shortfall in relation to the Preceding Service Charge Year and for the purpose of subparagraph (i) “Unpaid Service Charge Expenditure” means expenditure on goods and services in respect of the Property (including, for the avoidance of doubt, the Estate Service Charge and utilities) that the Companies have not paid at the Effective Time and for which there is an entitlement to recovery under the Occupational Leases as set out in the final service charge reconciliation for the Preceding Service Charge Year

(the “Statement”) and the Statement shall show the Service Charge Advance Payments on a tenant-by-tenant basis.

a.The Seller shall provide the Buyer with such information, documentation, invoices and vouchers held by it, if any, as are reasonably required to support the Statement, to the extent that such information, documentation, invoices and vouchers have not been provided to the Buyer before Completion.

b.Within ten Business Days after the delivery of the Statement to the Buyer and to the extent not already taken into account in the Completion Statement:

i.the Seller shall pay to the Buyer (or the relevant Company) (A) any amount by which the Service Charge Advance Payments received by or on behalf of the Companies at any time up to and including the Effective Time have exceeded the Service Charge Expenditure (or otherwise demonstrate to the Buyer that such amount was, as at Completion, standing to the credit of a bank account in the name of the relevant Company or was otherwise being held on behalf of the relevant Company and in either case was not included as an asset in the Completion Statement) less any Seller Service Charge Contributions paid prior to the Completion Date that relate to the period following the Completion Date and (B) any Seller Service Charge Contributions payable but not paid relating to the period prior to the Completion Date; or

ii.as the case may be, the Buyer shall procure that the Companies seek to recover from the Tenants the amount by which the Service Charge Expenditure has exceeded the Service Charge Advance Payments received by or on behalf of the Companies at any time up to or including the Effective Time (including for the avoidance of doubt the Shortfall).

•Reserves and sinking funds

(a)The Seller shall procure that on Completion any unutilised advance payments, reserves or sinking funds held by the Seller, with all accrued interest (less Tax for which the Seller is accountable in law) in respect of future service charge expenditure, are transferred to the Companies (if they are not already held by the Companies) or a property manager notified to the Seller by the Buyer. The Seller

Schedule 9 : Property related matters

shall procure that the monies transferred include a sum in respect of the Seller Service Charge Contributions for the period up to Completion.

a.The transfer of the monies in accordance with paragraph 3(a) above shall be subject to the terms of the Occupational Leases and the Buyer shall procure that after Completion such monies are held by or on behalf of the Companies in accordance with the terms of the Occupational Leases.

•Risk and insurance

(a)The risk of damage to or destruction of the Property passes to the Buyer on and from the date of this Agreement and the Buyer shall not be entitled to delay Completion or refuse to complete by reason of it.

(b)On the Completion Date, the Seller shall procure the cancellation of the Insurance Policy with effect from the Completion Date.

(c)The Seller shall promptly pay to the Buyer any refund of the insurance premium it receives after cancellation of the Insurance Policy.

(d)The Seller shall be entitled to retain the commission earned on the insurance premiums in relation to the period prior to the Completion Date but only to the extent this is permitted by the Occupational Leases and such sum shall not be returned to the Tenants or sent to the Buyer or included in the Completion Statement.

(e)The following provisions apply where, during the Interim Period, an incident occurs which may entitle the Companies to make a claim under the Insurance Policy (an “Insurance Event”):

(i)following the date on which the Seller becomes aware of the Insurance Event it shall (A) promptly notify the Buyer of the same and (B) provide the Buyer with such details and information of which it is aware in respect of the Insurance Event;

(ii)if requested by the Buyer (acting reasonably) in writing, the Seller shall procure that 25CS:

(1)makes and diligently pursues a claim under the Insurance Policy in respect of the Insurance Event;

(2)keeps the Buyer regularly informed with regards to all matters in the pursuit of the claim (including, where requested by the Buyer (acting reasonably) promptly providing the Buyer with copies of all correspondence and documents);

(3)shall not settle or compromise any claim or any aspect of it in respect of the Insurance Event without the Buyer’s prior written consent and the Seller shall have regard to the Buyer’s reasonable representations as to the conduct of the claim;

(4)promptly applies any insurance monies received from the insurers in respect of the Insurance Event (“Insurance Monies”) in accordance with the terms of the Occupational Leases; and

(5)holds all Insurance Monies received but not so applied in accordance with sub clause (D) above and does not expend the

Schedule 9 : Property related matters

same other than in accordance with the Occupational Leases or with the Buyer’s consent,

provided that nothing in this paragraph 4 shall (a) require the Seller to procure that the Companies breach any landlord obligations in the Occupational Leases and (b) restrict the Seller from procuring that the Companies take any steps required pursuant to the Occupational Leases.

•Rent Deposit

(a)Until Completion, the Seller shall procure that the Rent Deposit is held by or on behalf of the Companies in accordance with the provisions of the relevant Rent Deposit Deed either by:

(i)procuring that the Rent Deposit is at Completion held by the Property Manager if such Property Manager is being retained (or appointed) by the Companies; or

(ii)transferring (or procuring the transfer of) the Rent Deposit or the accounts in which the Rent Deposit is held by the Companies on the terms of the Rent Deposit Deed.

(b)The Seller shall not make or authorise any deductions from the Rent Deposit without the consent of the Buyer.

•Arrears

(a)The Seller shall provide an up to date list of Arrears to the Buyer on or immediately before Completion.

(b)Arrears will be excluded from the Completion Statement and neither the Seller nor the Buyer shall be obliged to pay to the other, or account for, any Arrears on Completion.

(c)For a period of 9 months from Completion (the “Arrears Period”), the Buyer shall procure that the Companies use their reasonable endeavours to collect the Arrears in the ordinary course of management and shall, within ten Business Days of receipt of the Arrears by or on behalf of the Companies, procure that the relevant proportion of the Arrears received by or on behalf of the Companies (less an amount equal to the Buyer’s reasonable and proper costs that are not recovered pursuant to the Leases provided that the Buyer shall procure that the Companies use reasonable endeavours to recover such costs pursuant to the Leases) are transferred to the Seller.

(d)All Arrears for:

(i)the period up to but excluding Completion shall be for the benefit of the Seller;

(ii)any Shortfall shall be for the benefit of the Seller; and

(iii)the period from and including Completion shall be for the benefit of the Buyer.

(e)The Seller shall provide the Buyer with such information, documentation and vouchers held by them (if any) as reasonably required for the recovery of the Arrears from a Tenant or guarantor.

Schedule 9 : Property related matters

a.In connection with the collection of Arrears, the Buyer shall not be required to (nor shall it require the Companies to) forfeit any Occupational Lease, present any petition for bankruptcy or winding-up, issue any statutory demands, serve any notice under section 17 of the Landlord and Tenant (Covenants) Act 1995 or issue or continue any proceedings against any Tenant or guarantor.

b.If there are any outstanding Arrears on the expiry of the Arrears Period then the Buyer shall have no further obligation to collect such Arrears and Buyer shall be entitled to write off these Arrears.

•Management of the Property in the Interim Period

(a)During the Interim Period, the Seller shall procure that the Property is managed in accordance with all Applicable Laws, the landlord’s covenants contained in the Occupational Leases and otherwise in accordance with the principles of good estate management and shall act in the best interests of the Companies and keep the Buyer informed of all material matters relating to the management and ownership of the Property.

(b)During the Interim Period, the Seller shall procure that the Companies comply with their obligations contained within:

(i)the Headleases;

(ii)the Occupational Leases;

(iii)the Insurance Policy;

(iv)the documents noted on or matters referred to on the registered titles to the Property;

(v)the Management Agreements;

(vi)the Construction Documents; and

(vii)the Property Documents,

(together, the “Property Compliance Documents”).

(c)During the Interim Period, the Seller shall use reasonable endeavours to procure that, prior to Completion, the Outstanding Management Matters are completed in a form approved by the Buyer provided that the Seller shall not be in breach of this paragraph (c) if the Buyer fails to provide such approval.

(d)Notwithstanding any other provision of this Agreement during the Interim Period the Seller has the right to conduct the Claims in accordance with Schedule 10 and both the Seller and Buyer shall comply with their respective obligations in Schedule
10 insofar as they are applicable to such conduct during the Interim Period provided that paragraphs 3.2 and 3.11 shall not apply and the Seller (acting reasonably) is permitted to procure that the Companies enter into such documentation as is required in order to achieve a Conclusion of a Claim or Claims as the Buyer approves (such approval not to be unreasonably withheld or delayed) and provided that a Claim has reached a Conclusion the Escrow Amount shall be reduced by either the CMA Amount, the Spaces Amount or the Interserve Amount (as applicable to the relevant Concluded Claim). All defined terms (except “Companies”, “Interim Period”, “Buyer” and “Seller”) in this sub-paragraph 7(d) shall have the meanings given to them in Schedule 10.

Schedule 9 : Property related matters

a.During the Interim Period, the Seller shall not, without the Buyer’s written consent:

i.grant or agree to grant any lease, tenancy, licence, right to occupy or wayleave agreement relating to the Property;

ii.agree terms for, or the form of, any lease, tenancy, licence, right to occupy or wayleave agreement relating to the Property;

iii.approve any Tenant application for a licence, consent, approval or concession under the terms of an Occupational Lease or Headlease;

iv.grant or agree to grant any licence, consent, approval or concession under or in relation to any Occupational Lease or Headlease;

v.accept or agree to accept a surrender of any tenancy created by an Occupational Lease or Headlease;

vi.exercise a break notice under any Occupational Lease or Headlease or otherwise terminate any Occupational Lease or Headlease;

vii.vary or agree to any variation of any Occupational Lease or Headlease;

viii.waive any breach of covenant by any Tenant or guarantor or release any Tenant or guarantor from any obligation under any Occupational Lease or Headlease;

ix.take any steps to forfeit or re-enter any part of the Property which is the subject of any Occupational Lease or Headlease or commence bankruptcy or insolvency proceedings or other litigation for breach of an Occupational Lease or Headlease against any Tenant or guarantor or take or threaten other litigation proceedings against any Tenant or guarantor for breach of any Occupational Lease or Headlease;

x.commence, settle or compromise any proceedings against a Tenant or guarantor or draw down on any rent deposit or other form of rental guarantee relating to an Occupational Lease, or serve any notice or schedule of dilapidations on any Tenant, nor take any steps pursuant to the Landlord and Tenant Act 1954 or the subsequent negotiation of any renewal lease;

xi.serve any notice under any Occupational Lease or Headlease;

xii.settle or agree to settle any claim for dilapidations;

xiii.distrain against a Tenant or guarantor;

xiv.waive any right or entitlement to receive payment of any sum due under any Occupational Lease or Headlease;

xv.carry out any works to the Property other than repairs or maintenance to the extent that such works are in line with the service charge budget;

xvi.apply for or implement any planning permission;

xvii.sell, convey, transfer, assign or charge the Property or grant any rights or easements over it;

Schedule 9 : Property related matters

i.enter into any covenants or easements affecting the Property;

ii.agree to a reviewed rent under any Occupational Lease or Headlease or make any representation to any Tenant, arbitrator or expert relating to the determination of such rent review;

iii.undertake to enter into any contract or commitment in relation to the Property; or

iv.other than in the normal course of business pay out any money from service charge sinking or funds held in relation to the Property,

provided that nothing in this Schedule 9 shall (A) limit the Seller’s ability to procure that 25CS takes steps permitted pursuant to Schedule 10; (B) require the Seller to procure that the Companies breach the terms of any or all of the Property Compliance Documents; (C) limit the Seller’s ability to take reasonable and proper steps that a landlord (acting reasonably) would take in case of emergency provided that the Seller shall take all reasonable steps to notify the Buyer and have due consideration of the Buyer's comments.

a.In relation to any matter mentioned in paragraph (a) the Buyer shall be deemed to have given its consent without any condition unless it notifies the Seller in writing of its objection or condition(s) within ten working days of receipt of the written request for consent setting out the reason for such objection or condition(s).

b.The Buyer shall indemnify the Seller against any claim for breach of duty made against the Seller under the Landlord and Tenant Act 1988, or under any Occupational Lease, in respect of any matter which the Seller is obliged to refer to the Buyer under the terms of this paragraph 7 (Management of the Property ) and the claim arises as a result of any act, default or omission of the Buyer or any objection or condition made by the Buyer.

c.The Seller shall, until Completion, continue to provide the services to the Property which it is obliged to provide under any Occupational Lease and shall exercise its powers of management of the Property in accordance with the principles of good estate management.

Schedule 10 : Escrow

Schedule 10
Escrow

The following definitions apply in this Schedule 10 (Escrow ): “Additional Amount” means £500,000.

“Additional Rent Free” means the annual rent payable (as at the date of this Agreement) pursuant to the Spaces Leases from and including the Spaces Rent Commencement Dates until the New Rent Commencement Dates.

“Assignee” means any entity with the benefit of the Claims.

“Building Contract” means the building contract for the design, construction, extension and refurbishment of the existing building at 25 Cabot Square, Canary Wharf, London, E14, to provide a new reception area and retail units at ground floor and office accommodation to upper floors entered into between (1) 25CS and CSR (as Employer), (2) the Building Contractor and (3) Interserve PLC (as Guarantor), dated 5 September 2017, and as amended by a Deed of Variation dated 14 November 2018 and a Deed of Novation and Amendment to Building Contract dated 10 December 2019.

“Building Contractor” means Interserve Construction Limited

“Certificate of Making Good Defects” means the certificate of making good defects to be issued pursuant to and in accordance with the Building Contract.

“Claims Funds” means the Escrow Funds less the Defect Retention. “CMA” means the Competition and Markets Authority.
“CMA    Amount”    means    £2,026,105.40    as    adjusted    in    accordance    with paragraph 7(d) of Schedule 9 (Property related matters ).

“CMA Claim” means a claim made by the CMA, being the tenant of part of the Ground Floor and Floors 7-9 inclusive at the Property, against 25CS in which they allege that 25CS is liable to the CMA for various heads of loss and relief as a result of the Works as set out in a letter to 25CS from Burges Salmon LLP dated 6 February 2020.

“CMA Payment” means any payments made pursuant to paragraph 5(c)(ii)(B) of this Schedule 10 (Escrow ) in respect of the CMA Claim.

“Claims” means the CMA Claim and/or the Spaces Claims and/or the Interserve Claim.

“Claims Agreement” means a legally binding agreement that has the effect of (a) a Conclusion of a Claim or the Claims or (b) part settlement or an interim order (or similar) relating to a Claim or the Claims.

“Claim Payments” means any payments made to either (a) CMA; or (b) Spaces; or (c) Interserve; or any Assignee in settlement of the Claims or pursuant to any Judgment.

Schedule 10 : Escrow

“Conclusion” means a Judgment or legally binding agreement or settlement that results in the entirety of the relevant Claim being either (i) wholly and finally concluded, (ii) fully and finally settled, or (iii) completely withdrawn, discontinued or disposed of (as the case may be) and not the subject of an appeal.

“Defects Longstop Date” means 1 September 2022.

“Defects Payments” means any payments made pursuant to paragraph 5(a)(ii) of this Schedule 10 (Escrow ) in respect of Professional Costs.

“Defects Remaining Amount” means sub paragraph (e) in the definition of “Remaining Amount”.

“Defects Retention” means the sum of £250,000.

“DMA” means the development management agreement to be entered into between the 25CS, CSR and Hines UK Limited on the Completion Date.

“Escrow Account” has the meaning given to it in the Escrow Agreement.

“Escrow Agent” means Lucid Agency Services Limited or such other reputable escrow agent agreed between the Seller and the Buyer in accordance with this Schedule 10 (Escrow ).

“Escrow Agreement” means the agreement between (1) the Escrow Agent, (2) the Seller and (3) the Buyer to be entered into on the Completion Date and in the form annexed at the Appendix.

“Escrow Amount” means £6,678,685.65 comprising the Additional Amount, the CMA Amount, the Interserve Amount, the Spaces Amount and the Defects Retention as adjusted in accordance with paragraph 7(d) of Schedule 9 (Property related matters ).

“Escrow Funds” means the amount standing to the credit of the Escrow Account from time to time (including any accrued interest).

“First Spaces Amount” means £3,308,559.30 as adjusted in accordance with paragraph 7(d) of Schedule 9 (Property related matters ).

“First Spaces Claim” means a request made by Spaces being the tenant of floors 10-14 inclusive and part of the ground floor at the Property for an extended rent free period as set out in the email from IWG to Hines dated July 10 2020 as document 2.7.2.29 in the Data Room.

“First Spaces Payments” means payments made pursuant to paragraph 5(c)(ii)(B) of this Schedule 10 (Escrow ) and the Additional Rent Free in respect of the First Spaces Claim.

“Heads of Terms” means terms agreed in principle with the relevant parties that are likely to result in the entirety of the relevant Claim reaching a Conclusion.

“Independent Expert” means an independent person acting as expert to resolve a dispute in accordance with the provisions of paragraph 8 (Dispute Resolution ).

“Interserve Amount” means £544,020.95 as adjusted in accordance with paragraph 7(d) of Schedule 9 (Property related matters ).

Schedule 10 : Escrow

“Interserve” means Interserve Construction Limited (company number 00303359).

“Interserve Claim” means a claim made by Interserve, being the contractor in relation to the Building Contract, against 25CS in which they allege that 25CS is liable to Interserve for various heads of loss and a reimbursement of liquidated damages as set out in a letter to Gardiner & Theobald LLP from Interserve Construction Limited dated 18 May 2020.

“Interserve Payment” means payments made pursuant to paragraph 5(c)(ii)(B) of this Schedule 10 (Escrow ) in respect of the Interserve Claim.

“Joint Instruction” means the instruction given by the authorised representatives of the Buyer and the Seller in accordance with the Escrow Agreement in order to release monies from the Escrow Account to the relevant party pursuant to the terms of this Schedule 10 (Escrow ).

“Judgment” means any court order, judgment, adjudication or award (including arbitral awards) in relation to a Claim or the Claims.

“Landlord” means either (i) 25CS or (ii) in relation to the Spaces Claims and the CMA Claim only the relevant successor in title of 25CS from time to time.

“Landlord’s Solicitor” means Mayer Brown International LLP or such other reputable UK firm of solicitors as are appointed by the Landlord (acting reasonably) from time to time.

“Longstop Date” means the date 18 months from and including the Completion Date subject to extension pursuant to paragraph 7(d) of this Schedule 10 (Escrow ).

“Losses and Liabilities” means all and any losses, liabilities, claims, damages, adverse judgments or awards (including arbitral awards), all proper costs and expenses (including but not limited to legal and other professional costs and disbursements and costs of enforcement and expenses) which arise as a result of or in connection with or of and occasioned by the Claims.

“New Professional Costs” means the costs of the New Project Team.

“New Professional Team” means collectively all consultants (including, without limitation, any development manager) appointed by or on behalf of the Landlord in relation to the carrying out of the Project after the Defects Longstop Date.

“New Project Team” means, collectively the New Professional Team and includes the Building Contractor and all members of the Professional Team after the Defects Longstop Date.

“New Rent Commencement Dates” means the new rent commencement dates in relation to the Spaces Leases included in the Objective Notice.

“Professional Advisors” means solicitors, accountants, insurers, surveyors or such other professionals providing assistance or advice in relation to the Claims.

“Professional Costs” means the costs of the Project Team.

Schedule 10 : Escrow

“Professional Team” means collectively all consultants appointed by or on behalf of the Landlord in relation to the carrying out of the Project as at the date of this Agreement.

“Project” means the refurbishment and partial redevelopment of the Property in accordance with the Building Contract.

“Project Team” means, collectively, all persons appointed by or on behalf of the Landlord in relation to the carrying-out of the Project and includes the Building Contractor and all members of the Professional Team as at the date of this Agreement.

“Property Documents” means all and any property documents within the custody and/or control of the Buyer and/or the Landlord from time to time but excluding any confidential and privileged documents.

“Reasonable Conduct” means an act or course of conduct that a reputable and prudent institutional landlord of a property similar in size and of a similar nature to the Property would take or contemplate taking on the basis of all relevant information in relation to the Claims and taking into account the Objective and the principles of good estate management and the requirement not to (a) detrimentally affect the value of the Property; (b) detrimentally affect the rental income from the tenants; or (c) put the Landlord in breach of the Occupational Leases or the Property Compliance Documents provided that in relation to (a) and (b) the Buyer acknowledges that in relation to the Spaces Claims an extension to the rent commencement dates in the Spaces Leases or a payment of a capital contribution or similar will not be detrimental.

“Remaining Amount” means (as the case may be) the:

a.CMA Amount less the CMA Payment(s);

b.Interserve Amount less the Interserve Payment(s);

c.First Spaces Amount less the First Spaces Payment(s);

d.Second Spaces Amount less the Second Spaces Payment(s); or

e.Defects Retention less the Defects Payments(s)

“Second Spaces Amount” means £50,000 as adjusted in accordance with paragraph 7(d) of Schedule 9 (Property related matters ).

“Second Spaces Claim” means a claim made by Spaces being the tenant of floors 10-14 inclusive and part of the ground floor at the Property against 25CS (as Spaces’ landlord) in which Spaces allege that 25CS is liable to 25CS for various heads of loss and relief as a result of the Works as set out in a letter to 25CS from Blake Morgan LLP dated 29 May 2020.

“Second Spaces Payments” means payments made pursuant to paragraph 5(c)(ii)(B) of this Schedule 10 (Escrow ) in respect of the Second Spaces Claim.

“Spaces” means London Cabot Square Centre Limited (company number 11229796) and IW Group Services (UK) Limited (company number 02755077).

Schedule 10 : Escrow

“Spaces Amount” means the First Spaces Amount and the Second Spaces Amount.
“Spaces Claims” means the First Spaces Claim and the Second Spaces Claim. “Spaces Leases” means the leases dated 11 November 2019 and made between
(1) 25CS and (2) London Cabot Square Centre Limited of part ground and mezzanine, part 10th floor, 11th floor, 12th floor, and 14th floor and terrace of the Property.

“Spaces Longstop Date” means the date 12 months from and including the Completion Date subject to extension pursuant to paragraph 7(c) of this Schedule 10 (Escrow ).

“Spaces Rent Commencement Dates” means the dates on which the annual rent commences to be payable pursuant to the Spaces Leases.

“Works” means the works carried out pursuant to the Building Contract.

•Appointment of the Escrow Agent

(a)On the Completion Date:

(i)the Seller and the Buyer shall jointly appoint the Escrow Agent (by completing the Escrow Agreement) to act as escrow agent pursuant to the Escrow Agreement to hold and apply the Escrow Amount in the Escrow Account (including all interest accruing and credited to the Escrow Account from time to time) in accordance with this Schedule 10 (Escrow ); and

(ii)the Buyer shall pay the Escrow Amount in cleared funds to the Escrow Agent.

(b)Neither the Buyer nor the Seller shall have any entitlement to receive any of the Escrow Funds except in accordance with the terms of this Schedule 10 (Escrow ).

(c)If a party neither disputes nor issues a Joint Instruction within 10 Business Days of the date required pursuant to this Schedule 10 (Escrow ) it shall be deemed that the request is approved and both parties shall be obliged to issue the Joint Instruction immediately.

(d)If so reasonably required by the Escrow Agent the Seller and the Buyer shall enter into such further documentation as shall be reasonably required so as to give effect to the commercial intent of this Schedule 10 (Escrow ).

(e)In the event that the Escrow Agent is unable to continue acting or the Escrow Account is no longer available or the Escrow Agreement is otherwise brought to an end (save in circumstances where the Escrow balance is zero), the Seller and the Buyer shall use reasonable endeavours to replace the Escrow Agent with another reputable escrow agent (“Replacement Escrow Agent”) by entering into a new escrow agreement with that Replacement Escrow Agent on terms which are satisfactory to both parties (acting reasonably) and in accordance with the terms of this Agreement and the Escrow Funds will be transferred into a replacement escrow account in accordance with the terms of the new escrow agreement. The provisions of this Schedule 10 (Escrow ) will continue to apply to the Replacement Escrow Agent and replacement escrow account mutatis mutandis.

Schedule 10 : Escrow

•Conduct of claims

(a)From and including the Completion Date and until the Spaces Longstop Date in respect of the Spaces Claims and until the Longstop Date in respect of the CMA Claim and the Interserve Claim the Buyer (on its own behalf and on behalf of the Buyer's Group and the Landlord) hereby grants to the Seller the exclusive conduct of all and any proceedings in connection with the Claims.

(b)The Seller shall not agree the settlement of:

(i)the First Spaces Claim for an amount greater than the First Spaces Amount without the consent of the Buyer;

(ii)the Second Spaces Claims for an amount greater than the Second Spaces Amount without the consent of the Buyer;

(iii)the CMA Claim for an amount greater than the CMA Amount without the consent of the Buyer; or

(iv)the Interserve Claim for an amount greater than the Interserve Amount without the consent of the Buyer,

and the Seller shall not be required to agree a settlement for an amount greater than the First Spaces Amount and/or Second Spaces Amount and/or the Interserve Amount and/or the CMA Amount (as the case may be), but in the event that it does so, any such excess shall be for the Seller's own account.

(c)The Seller shall conduct the Claims reasonably, properly and diligently and with the objective of determining or concluding any Claim as soon as is reasonably practicable (the “Objective”) in accordance with the principles of good estate management and in a manner which does not put the Landlord in breach of the Occupational Leases or the Property Compliance Documents and in doing so the Buyer may make representations in respect of the conduct of the Claims and the Seller shall take into account any reasonable representations made by or on behalf of the Buyer in relation to the conduct of the Claims.

(d)In addition to the right to make representations pursuant to paragraph 3(c) of this Schedule 10 (Escrow ) the Buyer may (acting reasonably) notify the Seller in writing that a proposed course of conduct by the Seller in relation to the Claims is not Reasonable Conduct specifying the relevant proposed step or course of action and detailing the reasons why the Buyer believes that such step or course of conduct is not Reasonable Conduct (a “Conduct Notice”) and if a Conduct Notice is served the provisions of paragraph 4 (Reasonable Conduct ) of this Schedule 10 (Escrow ) shall apply.

(e)If the Buyer fails to make a representation pursuant to paragraph 3(c) or issue a Conduct Notice pursuant to paragraph 3(d) within 10 Business Days of the relevant proposed conduct having been communicated to the Buyer then the Buyer shall be deemed to have given its consent to the same (“In Principle Consent”) provided that the Buyer (acting reasonably) may raise subsequent representations/issue a Conduct Notice in relation to the said conduct notwithstanding that the In Principle Consent was given if new information or circumstances comes within its possession in which case there shall no longer be an In Principle Consent in relation to that particular course of conduct provided further that the subsequent representation/Conduct Notice are notified to the Buyer within 10 Business Days of the new information or circumstances being known.

Schedule 10 : Escrow

a.The Buyer shall comply (and shall procure that the Landlord complies) with all lawful, reasonable and proper instructions received from the Seller or the Seller's representatives in relation to the Claims provided that the Buyer shall not be obliged to comply or procure that the Landlord complies with such instructions if they do not amount to Reasonable Conduct.

b.The Buyer shall give (and shall procure that the Landlord gives) all reasonable assistance to and co-operation with the Seller or the Seller’s representatives in relation to the Claims until the determination of the Claims whether by way of Judgment, settlement or otherwise provided that the Buyer shall not be obliged to give or procure that the Landlord gives such assistance or co-operation if it would not amount to Reasonable Conduct.

c.The Seller will provide the Buyer and its advisers with reasonable access and attendance at reasonable times and on reasonable notice to meetings and other attendances in connection with the Claims, including, but not limited to:

d.telephone attendances;

(ii)case review meetings with the Seller, the Seller’s representatives and its Professional Advisors;

(iii)conferences and consultations with the Seller's Professional Advisors;

(iv)approval and verification of any pleadings to be served on behalf of the Landlord;

(v)meetings, hearings (including trials) pursuant to any litigation proceedings; and

(vi)meetings (including mediations and adjudication) pursuant to any ADR initiatives to resolve the Claims;

(i)The Buyer will (and will procure that the Buyers Group and the Landlord will) where reasonably required work with and co-operate with and assist the Seller in relation to the Claims (and in particular in relation to minimising the value of any Claim) and such assistance shall include, without limitation, the following obligations:

(i)subject to any obligations of confidentiality owed to third parties, the Buyer shall provide (and the Buyer shall procure that the Buyer's Group and the Landlord shall provide) the Seller and the Seller’s representatives with all reasonable access to and copies of the Property Documents (to the extent that the Seller does not already have copies and such Property Documents are within the possession or control of the Buyer) and will assist the Seller and the Seller’s representatives with the identification, collation and management of specific Property Documents in relation to the Claims;

(ii)provide all necessary information within its knowledge or control as soon as reasonably practicable to enable the Seller and its Professional Advisors to prepare witness statements and subsequently to provide input and comments on those witness statements and the witness statements of others giving evidence on behalf of the Seller and/or the Buyer and/or the members of the Buyer's Group and the Landlord in relation to the Works; and

Schedule 10 : Escrow

i.provide such assistance as may be reasonably required as soon as reasonably practicable in relation to preparation of and response to any other documents and information relevant to the Claims, including but not limited to documents, information, pleadings, witness statements and reports disclosed and served by other parties,

Provided that the Buyer shall only be required to comply with the obligations in this paragraph 3(i) to the extent that such cooperation and access or as otherwise specified is reasonably necessary to enable the Seller to achieve the Objective and the Seller does not have any reasonable alternative means of doing so and further provided that neither the Buyer or the Landlord shall be obliged to give such assistance or co-operation if it does not amount to Reasonable Conduct.

a.The Buyer will (and will procure that the Buyers Group and the Landlord will) send to the Seller copies of any correspondence received in connection with the Claims as soon as reasonably practicable following receipt (and in any event within 5 Business Days of receipt). The Seller will send to the Buyer copies of any correspondence (including emails) sent and/or received in connection with the Works or the Claims as soon as reasonably practicable (and in any event within 5 Business Days of being sent or received).

b.The Buyer will (and will procure that the Buyers Group and the Landlord will) allow the Seller or the Seller’s representatives to use suitably qualified, experienced and reputable Professional Advisers reasonably nominated by the Seller in connection with any proceedings related to the Claims.

c.The Seller or the Seller’s representatives shall provide detailed written updates on the status of the proceedings relating to any of the Claims to the Buyer at regular intervals (being not less than once every calendar month) and upon reasonable request by the Buyer and the Buyer shall notify the Seller in writing as to the identity of the person to whom such reports should be made.

d.Neither the Buyer nor any the Buyer's Group shall admit liability in respect of, or settle, the Spaces Claims before the Spaces Longstop Date or the CMA Claim and Interserve Claim before the Longstop Date without the prior written consent of the Seller (and the Buyer shall procure that the Landlord complies with this paragraph 3(m)).

e.The Buyer will (and will procure that (i) the Buyers Group and the Landlord will and
(ii) in the case of paragraph 3(n)(ii) the Buyer’s Group, the Landlord and the Buyer’s professional advisors):

(i)act in accordance with any reasonable request of the Seller to take reasonable steps to mitigate any Losses and Liabilities, provided that (i) the Buyer shall be entitled to withdraw from the Escrow Account the Buyer's reasonable and proper costs of any such mitigation and (ii) the Buyer shall not be required to procure that the Landlord takes any steps which would not amount to Reasonable Conduct;

(ii)not knowingly take any steps that would (i) reduce the Seller’s ability to achieve the Objective or (ii) increase the Additional Rent Free, the Spaces Payment, the CMA Payment or the Interserve Payment provided that nothing in this paragraph shall require the Landlord to take or refrain from taking such steps if that would not amount to Reasonable Conduct or could adversely impact the Landlord's ability to manage the Property in accordance with the principles of good estate management; and

Schedule 10 : Escrow

i.notify the Seller in writing if they become aware of any material opportunity to mitigate any Losses and Liabilities if it is reasonably likely that the Seller would be otherwise unaware of such an opportunity.

i.The Buyer will (and will procure that the Buyers Group and the Landlord will) as soon as reasonably practicable:

1.(and in any event within 10 Business Days of written notice) execute, sign, exchange, complete and otherwise enter into such documentation as the Seller (acting lawfully, reasonably and properly) requires but in a form approved by the Buyer (such approval not to be unreasonably withheld or delayed provided that the parties acknowledge that it shall be deemed unreasonable for the Buyer to withhold consent in relation to any matter of which it has previously provided In Principle Consent) in order to enable the Seller to comply with its obligations in this Schedule 10 (Escrow ) (including providing any legal opinions or similar and in relation to the First Spaces Claim a deed of variation or side letter to vary the Spaces Rent Commencement Dates) and including deeds and documents required in relation to a Conclusion of any or all of the Claims and/or to effect the terms of any Claim Agreement or any documents as are required to make the terms of any Claims Agreement legal and binding; and

2.(and in any event within 5 Business Days of written notice) instruct the Landlord’s Solicitors (subject to receipt by the Landlord’s Solicitors of the funds) in accordance with paragraph 5 (Withdrawals ) of this Schedule 10 (Escrow )) to make such payments as are required pursuant to and in accordance with any Objective Notifications (pursuant to paragraph 5(c)) and at such times as the Seller (acting reasonably) directs.

3.The Seller will procure that any written opinions or other documents produced by its Professional Advisors in relation to any Claims Agreement can be relied on by the Buyer and the Landlord.

•Reasonable Conduct

(a)Following receipt of a Conduct Notice the Seller shall stop taking such steps or undertaking such conduct specified in the Conduct Notice as soon as reasonably practicable.

(b)The Seller and the Buyer shall (each acting reasonably) use reasonable endeavours to cooperate in order to address the Buyer’s concerns as set out in the Conduct Notice and to make changes to the proposed step or proposed course of conduct or to find alternative steps and/or courses of conduct.

(c)If the Seller and the Buyer are unable to reach agreement pursuant to paragraph 4(b) of this Schedule 10 (Escrow ) by the date 15 Business Days following service of the Conduct Notice then either party may refer the matter to an Independent Expert in accordance with paragraph 8 (Dispute Resolution ) of this Schedule 10 (Escrow ).

•Withdrawals

(a)Buyer withdrawals

(i)Where the Buyer or the Landlord suffers or incurs any Losses or Liabilities arising from the Claims or either incurs any reasonable and proper costs and expenses in connection with the Claims the Buyer (acting reasonably)

Schedule 10 : Escrow

shall provide the Seller with a written request for consent to withdraw the relevant amount from the Claims Account accompanied by reasonable particulars and documentation in support of the amount claimed and if such request is approved by the Seller (such approval not to be unreasonably withheld or delayed) then the Buyer and the Seller shall make a Joint Instruction specifying the relevant amount to be released to the Buyer.

i.Where the Buyer or the Landlord suffers or incurs any:

1.Professional Costs in connection with the Project and/or the issue of the Certificate of Making Good Defects the Buyer (acting reasonably) shall provide the Seller with a written request for consent to withdraw the relevant amount from the Claims Account accompanied by reasonable particulars and documentation in support of the amount claimed and if such request is approved by the Seller (such approval not to be unreasonably withheld or delayed) then the Buyer and the Seller shall make a Joint Instruction specifying the relevant amount to be released to the Buyer;

2.New Professional Costs in connection with the Project and/or the issue of the Certificate of Making Good Defects resulting from the Certificate of Making Good not having been issued by the Defects Longstop Date the Buyer (acting reasonably) shall provide the Seller with a written request for consent to withdraw the relevant amount from the Claims Account accompanied by reasonable particulars and documentation in support of the amount claimed and if such request is approved by the Seller (such approval not to be unreasonably withheld or delayed) then the Buyer and the Seller shall make a Joint Instruction specifying the relevant amount to be released to the Buyer

Provided that the aggregate total amount that the Buyer may withdraw in relation to paragraph 5(a)(ii)(A) and/or paragraph 5(a)(ii)(B) is capped at the Defects Retention.

ii.The Buyer shall not be entitled to double recovery in respect of the same loss.

iii.If the Objective Notification specifies that an Additional Rent Free has been agreed then subject to the Second Spaces Claim having reached a Conclusion the Buyer shall be entitled to withdraw the Additional Rent Free from the Escrow Account and the Buyer and the Seller shall make a Joint Instruction specifying the amount to be released to the Buyer.

a.Seller withdrawals

i.Subject to paragraph 5(b)(ii), where the Seller suffers or incurs any Losses or Liabilities arising from the Claims or it incurs a reasonable and proper cost (including for the avoidance of doubt the costs of maintaining the Escrow Account) or is required to make a payment in order to obtain a service (including in relation to Professional Advisor fees and costs and any costs awarded by an Independent Expert pursuant to paragraph 8 (Dispute Resolution ) of this Schedule 10 (Escrow )) or otherwise in order to comply with its obligations in this Schedule 10 (Escrow ) then the Seller (acting reasonably) shall provide the Buyer with a written request for consent to

Schedule 10 : Escrow

withdraw the relevant amount from the Claims Account accompanied by reasonable particulars and documentation in support of the amount claimed and if such request is approved by the Buyer (such approval not to be unreasonably withheld or delayed) then the Buyer and the Seller shall make a Joint Instruction specifying the relevant amount to be released to the Seller.

i.The Seller shall not be permitted to withdraw more than £250,000 (in aggregate) from the Claims Account in respect of its Losses or Liabilities arising from the Claims and to the extent that the Seller incurs Losses or Liabilities arising from the Claims in excess of this amount then such sums shall be for the Seller's own account.

ii.As soon as reasonably practicable following the issue of the Certificate of Making Good Defects then the Seller (acting reasonably) shall provide the Buyer with a written request for consent to withdraw the Defect Remaining Amount from the Claims Account accompanied by reasonable particulars and documentation in support of the amount claimed and if such request is approved by the Buyer (such approval not to be unreasonably withheld or delayed) then the Buyer and the Seller shall make a Joint Instruction specifying the relevant amount to be released to the Seller.

a.Landlord withdrawals

i.As soon as reasonably practicable following the date on which the Seller (acting reasonably) informs the Buyer that terms in order to reach a Claims Agreement have been reached or a Judgment is made such that the Seller (acting reasonably) requires the Landlord to make a payment in relation to the proposed Claims Agreement or the Judgment then the Seller shall notify the Buyer of the same specifying the amount required together with details of the relevant Claims Agreement or Judgment (an “Objective Notification”) and the Seller and the Buyer shall within 5 Business Days of service of the Objective Notification issue a Joint Instruction specifying the relevant amount to be paid to the Landlord’s Solicitors’ bank account.

ii.The Buyer shall procure that the Landlord instructs the Landlord’s Solicitors to:

1.hold the relevant amount to the order of the Landlord to be applied only in accordance with the Objective Notification and not otherwise to release the monies to any party (including the Buyer or the Landlord);

2.release the relevant amount stated in the Objective Notification to the solicitors acting for the CMA, Interserve and/or Spaces or the court or such other relevant party as is specified in the Objective Notification when instructed to do so by the Seller (acting reasonably); and

3.return to the Escrow Agent any monies received by the Landlord’s Solicitor that were paid pursuant to paragraph 5(c)(i) of this Schedule 10 (Escrow ) but were not applied in accordance with paragraph 5(c)(ii)(B) of this Schedule 10.

Schedule 10 : Escrow

•Payment of Additional Consideration to the Seller

(a)Within 10 Business Days following the release of an amount pursuant to paragraph 5(c)(ii)(B) of this Schedule 10:

(i)provided that the Claims Agreement or Judgment in respect of which the payment was made resulted in the Conclusion of the CMA Claim, the Interserve Claim, the First Spaces Claim and/or the Second Spaces Claim then the Seller and the Buyer will issue a Joint Instruction for the payment of the relevant Remaining Amount in relation to the CMA Claim, the Interserve Claim, the First Spaces Claims and/or the Second Spaces Claim (as the case may be) to the Seller; or

(ii)if the Claims Agreement or Judgment was the last Claims Agreement or Judgment required in order for all of the Claims to have reached a Conclusion then the Seller and the Buyer will issue a Joint Instruction for either (i) if the Defects Remaining Amount has been paid to the Seller pursuant to paragraph 6(a)(iii) of this Schedule 10 then the Escrow Funds or (ii) if the Defects Remaining Amount has not been paid to the Seller pursuant to paragraph 6(a)(iii) then the Claims Funds for the payments of the relevant amounts to the Seller provided that any outstanding payments payable in accordance with paragraph 5(a) of this Schedule 10 shall first be deducted from the Escrow Funds.

(iii)Within 10 Business Days following the Certificate of Making Good being issued then the Seller and the Buyer will issue a Joint Instruction for the payment of the Defects Remaining Amount to the Seller.

(iv)The parties’ obligations under this Schedule 10 shall cease on the day that the Escrow Funds are zero and the parties shall issue a Joint Instruction for the Escrow Account to be closed.

•Longstop Dates

(a)If the Escrow Funds in respect of the Spaces Amount are not zero as at the Spaces Longstop Date and the Escrow Account has not been closed then within 10 Business Days of the Spaces Longstop Date the Seller and the Buyer shall issue a Joint Instruction to release the Escrow Funds in respect of the Spaces Amount to the Buyer.

(b)If the Escrow Funds are not zero as at the Longstop Date and the Escrow Account has not been closed then within 10 Business Days of the Longstop Date the Seller and the Buyer shall issue a Joint Instruction to release the Escrow Funds to the Buyer.

(c)If the Certificate of Making Good has not been issued by the Defects Longstop Date then the Seller and the Buyer shall issue a Joint Instruction to release the Defects Remaining Amount to the Buyer.

(d)If Heads of Terms in relation to either the First Spaces Claim or the Second Spaces Claim have been agreed at the Spaces Longstop Date then the Spaces Longstop Date shall be extended by one calendar month.

(e)If Heads of Terms in relation to the Interserve Claim or the CMA Claim have been agreed at the Longstop Date then the Longstop Date shall be extended by one calendar month.

Schedule 10 : Escrow

•Dispute Resolution

(a)Any irreconcilable disagreement between the parties as to the provisions of this Schedule 10 shall be referred to and finally determined by the Independent Expert in accordance with this paragraph 8 (Dispute Resolution ) if so required by either of the parties by service of written notice to the other party.

(b)The Independent Expert shall have been professionally qualified for not less than fifteen years and shall have substantial recent experience in respect of the subject matter of the dispute and shall be a specialist in relation to such subject matter.

(c)The Parties shall seek to agree the identity of the Independent Expert or, in absence of agreement, either of the Parties shall have the right any time to refer the appointment to the Chairman of the Bar Council or President of the Law Society for that purpose.

(d)The following provisions shall have effect in relation to Independent Expert appointed pursuant to this paragraph 8 (Dispute Resolution ):

(i)the Independent Expert shall act as expert and not arbitrator and its decision shall (save in the case of fraud, bias or manifest error) be final and binding upon the parties to the dispute;

(ii)the Independent Expert shall be independent and shall act impartially and fairly between the parties;

(iii)the Independent Expert shall have a duty to exercise reasonable skill and care in carrying out the determination and it shall comply with any relevant professional codes of practice and provide its unbiased independent opinion in relation to those matters which are within its expertise;

(iv)the Independent Expert's remit shall extend to deciding all matters necessary to resolve the dispute (including, without limitation, matters of law);

(v)the Independent Expert shall consider (inter alia) any written representations made on behalf of any party (if made reasonably promptly) but shall not be bound by the representations;

(vi)the Independent Expert shall decide the procedure to be followed in the determination in accordance with this agreement and shall be requested to make its determination within 14 days of its appointment or as soon as practicable thereafter;

(vii)the Independent Expert shall be entitled to obtain such independent, professional and/or technical advice as it may reasonably require in relation to the matters in dispute from any person the Independent Expert considers appropriate;

(viii)the costs of appointing the Independent Expert and its costs and disbursements (including the fees and disbursements of any third party whom the Independent Expert obtains advice or assistance) in connection with its duties under this paragraph 8 (Dispute Resolution ) shall be borne by the parties in such proportions as the Independent Expert shall determine; and

Schedule 10 : Escrow

i.if the Independent Expert shall be or become unable or unwilling to act then the procedure contained in this paragraph 8 (Dispute Resolution ) for the appointment of the Independent Expert may be repeated as often as necessary until a decision is obtained.

a.Save that the parties agree that they can make any disclosures required by law and statutory bodies, any dispute referred to an Independent Expert shall be strictly confidential and no information relating to the determination is to be disclosed to any third party without the party’s written consent. All documents and information received or created during the course of and as a result of the Independent Expert determination are to be treated as confidential.

•Good faith

The parties will act towards each other with the utmost good faith in complying with their respective obligations under this Schedule 10.

•Liability cap

The Seller’s and the Buyer's liability pursuant to this Schedule 10 shall be capped at the Escrow Funds.

Schedule 11 : Rent Free Top Up Calculation

Schedule 11
Rent Free Top Up Calculation
“Rent Free Top-Up” means the sum calculated as follows for each of the premises listed column 1 of the table below (the “Table”):

where:
A    is the annual amount listed in column 2 of the Table for the premises; and B    is the number of days from (but excluding) the Completion Date to (but excluding) the date listed in column 3 of the Table.

1	2	3
Premises	Topped-Up Amount (per annum)	Expiry of period for rent free period
14th Floor – Spaces	£882,950.00	17/06/2021
12th Floor - Spaces	£1,104,030.00	17/06/2021
11th Floor - Spaces	£1,097,236.50	17/06/2021
10th Floor (Part) – Spaces	£160,734.00	17/06/2021
10th Floor (Part) – ORR	£964,032.50	03/01/2022
9th Floor – CMA	£1,413,794.00	30/04/2021
8th Floor – CMA	£1,570,900.00	24/03/2021
7th Floor – CMA	£1,586,242.50	12/04/2021
Unit 1 – Spaces Cafe	£113,608.80	11/03/2023
Unit 3 – Vagabond	£160,000.00	02/04/2021
Unit 4 – CMA Reception	£142,101.95	30/03/2022

Schedule 12 : Additional Consideration

Schedule 12 Additional Consideration

•In this Schedule 12 (Additional Consideration ):

“Additional Purchase Price Adjustment Date” means in respect of the Unlet Unit, the date 10 Business Days from (but excluding) the date upon which the Rent Purchase Price Adjustment is agreed, deemed to be agreed or determined by the independent expert in accordance with the terms of this Schedule 12 (Additional Consideration).

“End Date” means the date 24 calendar months from the Completion Date. “Let Unit” means the Unlet Unit that is let on a Unit 2 Lease.
“Maximum Additional Consideration” means £350,000. “Maximum Annual Rent” means £175,000.
“Rent Purchase Price Adjustment” means, in respect of the Unlet Unit, the Maximum Additional Consideration less:

a.the Void Rent;

b.proper void service charge liabilities in respect of Unit 2 from and including the Completion Date until the earlier of the grant of the Unit 2 Lease and the End Date;

c.proper business rates liabilities payable in respect of Unit 2 from and including the Completion Date until the earlier of the grant of the Unit 2 Lease and the End Date; and

d.the reasonable and proper legal and surveyor's fees incurred by the Company in connection with the grant of the Unit 2 Lease.

“Unit 2 Tenant” means any tenant or other occupier pursuant to a Unit 2 Lease.

“Unit 2 Lease” means a lease or leases of the Unlet Unit (or any part or parts thereof and including an agreement for the grant of such lease or leases, licence or any other occupational arrangement) where the relevant Company is entitled to receive rent from a Unit 2 Tenant.

“Unlet Unit” means Unit 2, The Cabot, 25 Cabot Square, Canary Wharf. “Void Rent” means:
£479.45 X the number of days from and including the Completion Date until the earlier of (a) the date on which annual rent is contractually payable pursuant to a Unit 2 Lease and (b) the End Date.

•Letting Provisions

(a)The provisions of this paragraph are to apply until the End Date.

(i)From the Completion Date the Buyer shall procure that the relevant Company uses reasonable endeavours to secure a Unit 2 Lease at an annual rent which is at a yearly rent which the Unlet Unit might reasonably be expected to be let in the open market provided that the Buyer shall

Schedule 12 : Additional Consideration

(and the Buyer shall procure that the relevant Company shall) (subject to the obligation as to acting in good faith set out in paragraph 5 (Good Faith ) of this Schedule 12 (Additional Consideration )) have absolute discretion to agree the terms of a Unit 2 Lease and shall be entitled to offer letting incentives which are in accordance with normal market practice or at phased rents which are usual in the market place in securing a Unit 2 Lease.

i.The Buyer shall (and the Buyer shall procure that the relevant Company shall) give reasonable consideration to (but shall not be bound to accept) prospective tenants for the Unlet Unit identified by the Seller or a Hines Associate.

ii.The Buyer shall (and the Buyer shall procure that the relevant Company shall) not permit occupation or use of the Unlet Unit other than for income producing purposes.

iii.The Buyer shall (and the Buyer shall procure that the relevant Company shall):

1.keep the Seller reasonably informed as to the progress of the satisfaction of its obligations contained in this paragraph 2(a) including progress with the grant of any lease or tenancy of the Unlet Unit;

2.provide the Seller or a Hines Associate with final agreed heads of terms for any proposed letting; and

3.respond to any reasonable requests for information in relation to the proposed lease or tenancy that the Seller or a Hines Associate may make.

•Additional Purchase Price Adjustments

(a)Subject to paragraph 3(b), the Buyer undertakes to pay the Rent Purchase Price Adjustment on the Additional Purchase Price Adjustment Date in accordance with this Schedule 12 (Additional Consideration ) and in the manner and at the times specified.

(b)In no circumstances shall the Buyer’s liability to pay the Rent Purchase Price Adjustment exceed the amount of the Maximum Additional Consideration.

(c)Any payment due to be made in accordance with this Schedule 12 (Additional Consideration ) shall only be made in accordance with the following procedure:

(i)within 10 Business Days of the completion of a Unit 2 Lease the Buyer shall send to the Seller or a Hines Associate which has the benefit of this Agreement (a “Nominated Hines Associate”) its calculation of any Rent Purchase Price Adjustment due to the Seller or a Nominated Hines Associate together with any evidence reasonably required by the Seller or a Nominated Hines Associate in each case in respect of the Let Unit; and

(ii)within 15 Business days of receipt of the Buyer’s calculations pursuant to paragraph 3(c)(A) the Seller or a Nominated Hines Associate shall confirm in writing to the Buyer whether it agrees or disagrees with the Buyer’s calculations. If the Seller or a

Schedule 12 : Additional Consideration

Nominated Hines Associate fails to so confirm in writing to the Buyer within 15 Business Days of receipt of the Buyer’s calculations, the Seller or a Nominated Hines Associate shall be deemed to agree with such calculation.

a.If the Seller or a Nominated Hines Associate serves a notice in writing specifying its disagreement to the proposed calculations in accordance with paragraph 3(c), the Buyer and the Seller or a Nominated Hines Associate shall negotiate in good faith to resolve such disagreements. If they are unable to agree such calculations within 20 Business Days of receipt of the Buyer’s calculations, the matter shall be referred for determination by either party as provided in paragraph 4 (Disputes ). The amount payable in respect of any disputed Rent Purchase Price Adjustment shall be as agreed between the parties or as determined by the independent expert.

b.If the parties each agree, or are deemed to agree, with the Buyer’s calculations the Buyer shall pay to the Seller (as an adjustment to the Consideration) on the Additional Purchase Price Adjustment Date the Rent Purchase Price Adjustment due to the Seller; and as calculated by the Buyer or deemed agreed or as determined by the independent expert.

•Disputes

If either party should dispute the amount of any sum claimed under this Schedule 12 (Additional Consideration ) and the dispute cannot be resolved the dispute may be determined on the application of either party by an independent expert appointed by agreement or in default of agreement by or on behalf of the president of the Royal Institution of Chartered Surveyors (“RICS”) and in relation to any such expert:

(A)the fees and expenses (including the cost of his appointment) shall be within their award;

(B)they shall give the parties an opportunity to make written representations to him and also an opportunity to make written counter-representations on any representations made to them by the other but will not be in any way limited or fettered by those representations or counter-representations and will be entitled to rely on their own judgement and opinion; and

(C)if the expert dies, delays or becomes unwilling or incapable of acting the president of the RICS may, on the application of either party, discharge the expert and appoint another in their place.

•Good Faith

The parties shall at all times act towards each other in good faith in a manner wholly consistent with the observance and performance of their respective obligations contained in this Schedule 12 (Additional Consideration ).

EXECUTION PAGE

For the avoidance of doubt, the Seller expressly approves the Buyer as new shareholder of the Companies in accordance with Article 710-12 of the Companies Law

Signed on behalf of    )
GLOBAL REIT CABOT SQUARE    )
HOLDCO S.A R.L., a company    ) incorporated and existing in Luxembourg,
by
/s/Cedrina Pellegrin
being a person who, in accordance with the laws of
the territory, is acting under the authority of the company:

Class B manager and authorized signatory

Printed name
Cedrina Pellegrin

EXECUTION

Signed on behalf of Cabot (HK) Limited, a company incorporated in Hong Kong, by George Hongchoy, being a person who, in accordance with the laws of the territory, is acting under the authority of the company:

Authorized signatory/Director

[ Project Chromium - SPA Signature Page]

In accordance with Article 1690 of the Luxembourg Civil Code and Article 710-13 of the Luxembourg law of 10 August 1915 on commercial companies, as amended, the transfer of the Shares of the Companies from the Seller to the Buyer on the Completion Date pursuant to the terms of this Agreement is hereby unconditionally and irrevocably acknowledged and accepted by the Companies and any notification requirements with respect thereto are hereby waived.

25 Cabot Square S.a r.l. hereby agrees that it has taken due knowledge of and, to the extent applicable, that it shall be bound by the provisions contained in this Agreement.

Signed on behalf of
25 CABOT SQUARE s.A. R.L., a company
incorporated and existing in Luxembourg, by
Cedrina Pellegrin
    being a person who, in accord with the laws of the territory, is acting under the authority of the company:

Class B manager and authorized signatory

Printed name
Cedrina Pellegrin

Cabot Square Retail S.a r.l. hereby agrees that it has taken due knowledge of and, to the extent applicable, that it shall be bound by the provisions contained in this Agreement.

Signed on behalf of
CABOT SQUARE RETAIL s.A. R.L., a
company incorporated and existing in Luxembourg, by
/s/ Cedrina Pellegrin

being a person who, in accordance with the laws of the territory, is acting under the authority of the company:

Class B manager and authorized signatory

Printed name
Cedrina Pellegrin